UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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JPMORGAN CHASE & CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 4, 2005

Dear fellow shareholder:

We are pleased to invite you to the annual meeting of shareholders to be held on May 17, 2005, at our offices at 1 Bank One Plaza (10 South Dearborn), Chicago, Illinois. As we have done in the past, in addition to considering the matters described in the proxy statement, we will review major developments since our last shareholders’ meeting.

We hope that you will attend the meeting in person, but even if you are planning to come, we strongly encourage you to designate the proxies named on the proxy card to vote your shares. This will ensure that your common stock is represented at the meeting. The proxy statement explains more about proxy voting. Please read it carefully. We look forward to your participation.

Sincerely,

William B. Harrison, Jr.

Chairman and Chief Executive Officer

JPMorgan Chase & Co.

270 Park Avenue

New York, New York 10017-2070

Notice of 2005 Annual Meeting

of Shareholders and Proxy Statement

Date:	Tuesday, May 17, 2005
Time:	10:00 a.m. Chicago Time
Place:	Auditorium
1 Bank One Plaza
10 South Dearborn
Chicago, Illinois

Matters to be voted on:

•	Election of directors

•	Ratification of appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2005

•	Approval of 2005 Long-Term Incentive Plan

•	Shareholder proposals included in the attached proxy statement, if they are introduced at the meeting

•	Any other matters that may properly be brought before the meeting

By order of the Board of Directors

Anthony J. Horan

Secretary

April 4, 2005

Please vote promptly.

If you attend the meeting in person, you will be asked to present photo identification, such as a driver’s license. See “Attending the annual meeting” on page 2.

Please note, if you hold your common stock in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. Brokers do not have discretionary authority to vote on the 2005 Long-Term Incentive Plan and the shareholder proposals.

Proxy statement

Your vote is very important. For this reason, the Board of Directors is requesting that you allow your common stock to be represented at the annual meeting by the proxies named on the proxy card. This proxy statement is being sent to you in connection with this request and has been prepared for the Board by our management. We, our, JPMorgan Chase, the Corporation and the Firm refer to JPMorgan Chase & Co. The proxy statement is being sent to our shareholders on or about April 4, 2005.

The merger of JPMorgan Chase and Bank One Corporation (Bank One) was effective on July 1, 2004 (Merger). To the extent appropriate, information contained in this proxy statement includes certain information about the two pre-merger entities.

General information about the meeting

Who can vote

You are entitled to vote your JPMorgan Chase common stock if our records showed that you held your shares as of the record date, March 22, 2005. At the close of business on that date, a total of 3,528,642,402 shares of common stock were outstanding and entitled to vote. Each share of JPMorgan Chase common stock has one vote. Your vote is confidential and will not be disclosed to persons other than those recording the vote, except as may be required in accordance with appropriate legal process or as authorized by you. Former Bank One shareholders who have not yet exchanged their common stock certificates are entitled to vote the number of whole shares of JPMorgan Chase common stock into which their Bank One common stock was converted.

Voting your proxy

If your common stock is held by a broker, bank, or other nominee (held in street name), you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record with our transfer agent, Mellon Investor Services LLC, you may instruct the proxies how to vote by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided for you. Specific instructions for using the telephone and Internet voting systems are on the proxy card. Of course, you can always come to the meeting and vote your shares in person. Whichever of these methods you select to transmit your instructions, the proxies will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors.

Matters to be presented

We are not now aware of any matters to be presented other than those described in this proxy statement. If any matters not described in the proxy statement are properly presented at the meeting, the proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, the proxies can vote your common stock on the new meeting date as well, unless you have revoked your proxy instructions.

Revoking your proxy

To revoke your proxy instructions if you are a holder of record, you must advise the Secretary in writing before the proxies vote your common stock at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them – that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

How votes are counted

The annual meeting will be held if a majority of the outstanding common stock entitled to vote on the record date (a quorum) is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your common stock will be counted for the purpose of determining whether there is a quorum, even if you abstain from voting on some or all matters introduced at the meeting.

Voting by record holders. If you hold shares in your own name, you may either vote for or withhold authority to vote for each nominee for the Board of Directors. You may vote for, against or abstain on the other proposals. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum but will have no effect on the election of that nominee. If you abstain from voting on the other proposals, your shares will be counted as present for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal. If you just sign and submit your proxy card without voting instructions, your shares will be voted for each director nominee, for ratification of the appointment of the independent registered public accounting firm, for approval of the 2005 Long-Term Incentive Plan, and against each shareholder proposal.

Broker authority to vote. If you hold shares through a broker, follow the voting instructions you receive from your broker. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the meeting. If you do not submit voting instructions to your broker, your broker may still be permitted to vote your shares under the following circumstances:

•	Discretionary items. The election of directors and ratification of the appointment of the independent registered public accounting firm are discretionary items. Generally, brokers that do not receive instructions from beneficial owners may vote on these proposals in their discretion.

•	Non-discretionary items. Approval of the 2005 Long-Term Incentive Plan and the shareholder proposals are non-discretionary items and may not be voted on by brokers who have not received specific voting instructions from beneficial owners.

Election of directors. Directors must be elected by a plurality of the votes cast at the meeting. This means that the 16 nominees receiving the greatest number of votes will be elected as directors. Votes withheld from any nominee will not be counted.

Appointment of independent registered public accounting firm. The affirmative vote of the majority of the shares of common stock present in person or by proxy at the annual meeting is required to ratify the appointment of the independent registered public accounting firm. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since shares that have not been voted by brokers are not considered shares present for voting purposes.

2005 Long-Term Incentive Plan. The affirmative vote of the majority of the shares of common stock present in person or by proxy at the annual meeting is required to approve the 2005 Long-Term Incentive Plan, provided that a majority of the outstanding shares of common stock are voted with respect to the proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes are not considered shares present for voting purposes, but may affect the voting to the extent that broker non-votes cause less than a majority of the outstanding shares of common stock to be voted on the matter.

Shareholder proposals. The affirmative vote of the majority of the shares of common stock present in person or by proxy at the annual meeting is required for adoption of each shareholder proposal. In determining whether a proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact since they are not considered shares present for voting purposes.

Board recommendation

The Board of Directors recommends that you vote for each of the director nominees, for ratification of the appointment of the independent registered public accounting firm, for approval of the 2005 Long-Term Incentive Plan, and against each shareholder proposal.

Cost of this proxy solicitation

We will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, we expect that a number of our employees will solicit shareholders personally and by telephone. None of these employees will receive any additional or special compensation for doing this. We have retained Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee of $30,000 plus reasonable out-of-pocket costs and expenses. We will, on request, reimburse brokers, banks, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Attending the annual meeting

The meeting will be held at the Auditorium at 1 Bank One Plaza (10 South Dearborn) in the Chicago Loop, bounded by Madison, Clark, Monroe and Dearborn Streets.

If you are a holder of record and plan to attend the annual meeting, please indicate this when you vote. The top half of the proxy card is your admission ticket. When you arrive at the annual meeting, you will be asked to present photo identification, such as a driver’s license. If you hold your common stock in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

You may listen to the annual meeting over the Internet. Please go to our Web site, www. jpmorganchase.com, early to download any necessary audio software.

Important notice regarding delivery of security holder documents

Securities and Exchange Commission (SEC) rules permit us to mail a single copy of the annual report and proxy statement in one envelope to all shareholders residing at the same address if certain conditions are met. This is called householding and can result in significant savings of paper and mailing costs. JPMorgan Chase households all annual reports and proxy statements mailed to shareholders.

If you choose not to household your annual reports and proxy statements, you should check the appropriate box on your proxy card or send a written request (including your name, address and Social Security Number) within 60 days after the mailing of this proxy statement to the Secretary at the address below. In addition, if you choose to continue householding but would like to receive an additional copy of the annual report or proxy statement for members of your household, you may contact the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, 35th floor, New York, New York 10017 or by calling 212-270-4040.

Proposal 1: Election of directors

Our Board of Directors has nominated 16 directors for election at this annual meeting to hold office until the next annual meeting and the election of their successors. All of the nominees are currently directors. Each has agreed to be named in this proxy statement and to serve if elected. All of the nominees are expected to attend the 2005 annual meeting. All of the nominees for the 2004 annual meeting attended the meeting on May 25, 2004.

Following the Merger, the Board of Directors had 16 members, eight from JPMorgan Chase and eight from Bank One. William C. Weldon became a director on March 15, 2005. Mr. Weldon was nominated to become a director after his consideration was recommended to the Chairman by an executive search expert. John R. Stafford, who has served as a director of the Firm or a predecessor institution since 1982 will not stand for election and will retire on the eve of the annual meeting, thus reducing the size of the Board back to 16 members. The current Board size is a result of the Merger and a desire to maintain a strong measure of continuity from each predecessor firm.

Information about the nominees

Each nominee attended at least 75% of the meetings of the Board and committees on which they served in 2004.

Although we know of no reason why any of the nominees would not be able to serve, if any nominee is unavailable for election, the proxies intend to vote your common stock for any substitute nominee proposed by the Board of Directors. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

Unless stated otherwise, all of the nominees have been continuously employed by their present employers for more than five years. The age indicated in each nominee’s biography is as of May 17, 2005, and all other biographical information is as of the date of this proxy statement.

In the following biographies, references to a predecessor institution of JPMorgan Chase are references to Bank One Corporation, J.P. Morgan & Co. Incorporated, The Chase Manhattan Corporation, Manufacturers Hanover Corporation, and/or Chemical Banking Corporation.

Hans W. Becherer

Mr. Becherer, age 70, has been Retired Chairman and Chief Executive Officer of Deere & Company (equipment manufacturer) since August 2000, having served as Chairman from 1990 and as Chief Executive Officer from 1989. Mr. Becherer is also a director of Honeywell International Inc. and Schering-Plough Corporation. He has been a director of the Firm or a predecessor institution since 1998.

John H. Biggs

Mr. Biggs, age 68, has been Former Chairman and Chief Executive Officer of Teachers Insurance and Annuity Association – College Retirement Equities Fund (TIAA-CREF) (national teachers’ pension fund) since November 2002, having served as Chairman and Chief Executive Officer from 1993. Mr. Biggs is also a director of The Boeing Company and a Trustee of the International Accounting Standards Foundation. He has been a director of the Firm or a predecessor institution since 2003.

Lawrence A. Bossidy

Mr. Bossidy, age 70, has been Retired Chairman of Honeywell International Inc. (technology and manufacturing) since June 2002, having served as Chairman from July 2001 and from December 1999 to April 2000. He was Chief Executive Officer from July 2001 to February 2002. He was Chairman of AlliedSignal Inc. from 1992 to 1999 and Chief Executive Officer from 1991 to 1999 when he was named Chairman of Honeywell following the merger of the two companies. Mr. Bossidy is also a director of Berkshire Hills Bancorp, Inc. and Merck & Co., Inc. He has been a director of the Firm or a predecessor institution since 1998.

Stephen B. Burke

Mr. Burke, age 46, has been President of Comcast Cable Communications, Inc. (cable television) since 1998. He has been a director of the Firm or a predecessor institution since 2003.

James S. Crown

Mr. Crown, age 51, has been President of Henry Crown and Company (diversified investments) since 2003 having served as Vice President from 1985. Mr. Crown is also a director of General Dynamics Corporation and Sara Lee Corporation. He has been a director of the Firm or a predecessor institution since 1991.

James Dimon

Mr. Dimon, age 49, has been President and Chief Operating Officer of JPMorgan Chase since July 2004. Prior to its merger with JPMorgan Chase, he had been Chairman and Chief Executive Officer of Bank One Corporation from March 2000 until July 2004. Mr. Dimon was a private investor from November 1998 until March 2000; President of Citigroup Inc. and Chairman and Co-Chief Executive Officer of Salomon Smith Barney Holdings, Inc. from October 1998 until November 1998; President and Chief Operating Officer of Travelers Group, as well as in executive positions with Travelers’ subsidiaries Smith Barney, Inc. and Salomon Smith Barney Holdings, Inc., from November 1993 until October 1998. He has been a director of the Firm or a predecessor institution since 2000.

Ellen V. Futter

Ms. Futter, age 55, has been President and Trustee of the American Museum of Natural History since 1993. She previously served as President of Barnard College from 1980 to 1993. Ms. Futter is also a director of American International Group, Inc., Bristol-Myers Squibb Company and Consolidated Edison, Inc. She has been a director of the Firm or a predecessor institution since 1997.

William H. Gray, III

Mr. Gray, age 63, was President and Chief Executive Officer of The College Fund/UNCF (educational assistance) from 1991 until he retired from those positions in March 2004. He was a member of the United States House of Representatives from 1979 to 1991. Mr. Gray is also a director of Dell Computer Corporation, Pfizer Inc., Prudential Financial, Inc. and Visteon Corporation. He has been a director of the Firm or a predecessor institution since 1992.

William B. Harrison, Jr.

Mr. Harrison, age 61, has been Chairman and Chief Executive Officer since November 2001, prior to which he was President and Chief Executive Officer from December 2000. He was Chairman and Chief Executive Officer of The Chase Manhattan Corporation from January 2000 through its merger with J.P. Morgan & Co. Incorporated in December 2000 and President and Chief Executive Officer from June through December 1999, prior to which he had been Vice Chairman of the Board. He has been a director of the Firm or a predecessor institution since 1991. Mr. Harrison is also a director of Merck & Co., Inc.

Laban P. Jackson, Jr.

Mr. Jackson, age 62, has been Chairman and Chief Executive Officer of Clear Creek Properties, Inc. (real estate development) since 1989. Mr. Jackson is also a director of The Home Depot, Inc. and IPIX Corporation. He has been a director of the Firm or a predecessor institution since 1993.

John W. Kessler

Mr. Kessler, age 69, has been the owner of John W. Kessler Company (real estate development) since 1972 and has been Chairman of The New Albany Company (real estate development) since 1988. Mr. Kessler is also a director of Abercrombie & Fitch Co. He has been a director of the Firm or a predecessor institution since 1995.

Robert I. Lipp

Mr. Lipp, age 66, has been Executive Chairman of the Board of The St. Paul Travelers Companies, Inc. (insurance) since April 2004, prior to which he was Chairman and Chief Executive Officer of its predecessor company, Travelers Property Casualty Corp. from December 2001. Mr. Lipp held various senior executive positions at Citigroup Inc. and its predecessor company, Travelers Group, Inc. from 1991, retiring in 2001 as Vice Chairman of Citigroup Inc. and Chairman and Chief Executive Office of its Global Consumer Business. He is also a director of Accenture Ltd. He has been a director of the Firm or a predecessor institution since 2003.

Richard A. Manoogian

Mr. Manoogian, age 68, has been Chairman and Chief Executive Officer of Masco Corporation (diversified manufacturer) since 1985. Mr. Manoogian is also a director of Ford Motor Company and Metaldyne Corporation. He has been a director of the Firm or a predecessor institution since 1978.

David C. Novak

Mr. Novak, age 52, has been Chairman of Yum! Brands, Inc. (franchised restaurants) since January 2001 and Chief Executive Officer since January 2000. He was Vice Chairman and President of Tricon Global Restaurants, Inc. (now known as Yum! Brands, Inc.) from June 1997 until January 2000; Group President and Chief Executive Officer, KFC and Pizza Hut, North America (subsidiaries of PepsiCo) from August 1996 until June 1997; and President, KFC North America (subsidiary of PepsiCo) from 1994 until 1996. He has been a director of the Firm or a predecessor institution since 2001.

Lee R. Raymond

Mr. Raymond, age 66, has been Chairman of the Board and Chief Executive Officer of Exxon Mobil Corporation (oil and gas) since December 1999. He was Chairman of the Board and Chief Executive Officer of Exxon Corporation from 1993 until its merger with Mobil Oil Corporation in 1999. He has been a director of the Firm or a predecessor institution since 1987.

William C. Weldon

Mr. Weldon, age 56, has been Chairman and Chief Executive Officer of Johnson & Johnson (health care products) since 2002, having served as Vice Chairman from 2001 and Worldwide Chairman, Pharmaceuticals Group from 1998 until 2001. Mr. Weldon served in a number of other positions since joining Johnson & Johnson in 1971. He has been a director of the Firm since March 2005.

The Board

JPMorgan Chase is governed by a Board of Directors and various committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and committee meetings and also through telephone contact and other communications with the Chairman and Chief Executive Officer, the President and Chief Operating Officer and others regarding matters of concern and interest to the Firm. During 2004, there were twelve meetings of the Board. The Board of Directors has regularly scheduled meetings of non-management directors at least twice each year. Each meeting of non-management directors is presided over by one of the committee chairpersons.

Corporate governance

General

JPMorgan Chase has taken a number of actions over the last few years in our efforts to adopt and employ best practices with regard to corporate governance, including compliance with the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange (NYSE) corporate governance listing standards.

Corporate Governance Principles of the Board. The Board of Directors first adopted the Corporate Governance Practices of the Board (now called Corporate Governance Principles of the Board) in 1997, and has revised them a number of times since then to reflect evolving best practices and newly enacted regulatory requirements. The Corporate Governance Principles establish a framework for the governance of the Corporation. The Corporate Governance Principles are set forth in Appendix A, and also can be found on our Web site at www.jpmorganchase.com under Governance.

Code of Conduct and Code of Ethics for Finance Professionals. JPMorgan Chase has adopted a Code of Conduct which sets forth the guiding principles and rules of behavior by which we operate our company and conduct our daily business with our customers, vendors, shareholders and with our fellow employees. The Code of Conduct applies to all of the directors and employees of the Firm. In addition, the Firm has adopted a Code of Ethics for Finance Professionals. The Code of Ethics applies to the Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer of the Firm and to all other professionals serving in a finance, accounting, corporate treasury, tax or investor relations role. The purpose of the Code of Ethics is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of the Firm’s financial books and records and the preparation of its financial statements. The Code of Ethics supplements, but does not replace, the Code of Conduct. The Code of Conduct and Code of Ethics can be found on our Web site at www.jpmorganchase.com under Governance.

Policy on Shareholder Communications. Our policy on shareholder communications is set forth in the Corporate Governance Principles of the Board under the heading Communications with Board. The Corporate Governance Principles are attached as Appendix A and are also available on our Web site at www.jpmorganchase.com under Governance.

Policy on Director Nomination Process. The Board’s Corporate Governance & Nominating Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. Shareholders wishing to recommend to the Corporate Governance & Nominating Committee a candidate for director should write to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, 35th Floor, New York, New York 10017.

It is the policy of the Corporate Governance & Nominating Committee that candidates recommended by shareholders will be considered in the same manner as other candidates and there are no additional procedures a shareholder must undertake in order for the committee to consider such shareholder recommendations. As stated in the Corporate Governance Principles (see Appendix A), in general, the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level business management experience, while maintaining within these criteria an appropriate gender and minority representation. The Corporate Governance & Nominating Committee also takes into account criteria applicable to Board committees.

Documents available. As noted above, the Corporate Governance Principles of the Board, Code of Conduct and Code of Ethics for Finance Professionals, as well as the charters of our principal committees, can be found on our Web site at www.jpmorganchase.com under Governance. These documents will also be made available to any shareholder who requests them by writing to the Secretary at: JPMorgan Chase & Co., Office of the Secretary, 270 Park Avenue, 35th Floor, New York, New York 10017.

Director independence

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with JPMorgan Chase. The standards are set forth under the caption Definition of Independence in the Corporate Governance Principles. Under NYSE rules, a director employed by the Firm cannot be deemed to be an “independent director,” and consequently Mr. Harrison and Mr. Dimon are not independent directors of JPMorgan Chase. The Board of Directors has determined that none of the other directors has a material relationship with the Firm under the Board’s standards for independence and accordingly each is independent under the NYSE corporate governance listing standards. In making its independence determinations, the Board noted that Lawrence A. Bossidy’s son is employed by JPMorgan Chase as a Vice President and received more than $100,000 in compensation in 2004. The Board determined that this relationship was not material. The employment relationship is maintained on an arm’s length basis; Mr. Bossidy’s son is not an executive officer of the Firm or a member of Mr. Bossidy’s household; and Mr. Bossidy does not have any material interest in the employment relationship.

Committees of the Board

The Board has five principal committees. The charter of each committee can be found on our Web site at www.jpmorganchase.com under Governance. The following describes for each committee its current membership, the number of meetings held during 2004, and its mission. All members of these committees are non-management directors. Each member of the Audit Committee, the Compensation & Management Development Committee and the Corporate Governance & Nominating Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of SEC regulations.

Audit Committee

Hans W. Becherer, John H. Biggs, Laban P. Jackson, Jr. (Chairman), Richard A. Manoogian

This committee met twelve times in 2004. The purpose of the Audit Committee is to assist Board oversight of the independent registered public accounting firm’s qualifications and independence; the performance of the internal audit function and that of the independent registered public accounting firm; and management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to safeguard the assets and income of the Corporation, assure the integrity of the Corporation’s financial statements, and maintain compliance with the Corporation’s ethical standards, policies, plans and procedures, and with laws and regulations.

A detailed list of the committee’s functions is included in its charter which is attached as Appendix B.

The Audit Committee is also responsible for preparing the report required by the rules of the SEC, which is included in this proxy statement on page 15.

The Board of Directors has determined that each committee member is an audit committee financial expert as defined by the SEC.

Compensation & Management Development Committee

Stephen B. Burke, William H. Gray, III, John W. Kessler, David C. Novak, Lee R. Raymond (Chairman effective May 17, 2005), John R. Stafford (Chairman), William C. Weldon

This committee met six times in 2004. The Compensation & Management Development Committee reviews and approves the Corporation’s compensation and benefit programs; ensures the competitiveness of these programs; and advises the Board on the development of and succession for key executives.

Corporate Governance & Nominating Committee

John H. Biggs, Stephen B. Burke, Laban P. Jackson, Jr., David C. Novak (Co-Chairman; Chairman effective May 17, 2005), Lee R. Raymond (Co-Chairman until May 17, 2005), John R. Stafford, William C. Weldon

This committee met three times in 2004. The Corporate Governance & Nominating Committee exercises general oversight with respect to the governance of the Board of Directors, including reviewing the qualifications of nominees for election to the Board.

Public Responsibility Committee

Hans W. Becherer, Lawrence A. Bossidy, James S. Crown (Chairman), Ellen V. Futter, William H. Gray, III, John W. Kessler, Robert I. Lipp, Richard A. Manoogian

This committee met three times in 2004. The Public Responsibility Committee reviews and considers the Firm’s position and practices on charitable contributions, community development, legislation, protection of the environment, shareholder proposals involving issues of public interest and public responsibility and other similar issues as to which JPMorgan Chase relates to the community at large, and provides guidance to management and the Board as appropriate.

Risk Policy Committee

Lawrence A. Bossidy (Chairman), James S. Crown, Ellen V. Futter, Robert I. Lipp

This committee met seven times in 2004. The Risk Policy Committee is responsible for oversight of the CEO’s and senior management’s responsibilities to assess and manage the Corporation’s credit risk, market risk, interest rate risk, investment risk, liquidity risk and reputational risk, and is also responsible for review of the Corporation’s fiduciary and asset management activities.

Director compensation

Directors who are officers of the Firm do not receive any fees for their service as directors. Each non-management director receives an annual cash retainer of $75,000 and an annual grant of common stock equivalents valued at $170,000 on the date of grant. Each director who is a member of the Audit Committee receives an additional annual cash retainer of $10,000. Each chairman of a Board committee receives an additional fee of $15,000 per year.

The annual grant of common stock equivalents earns dividend equivalents and remains indexed to the Firm’s common stock until a director’s termination of service, at which time it is paid in cash or reallocated in accordance with elections permitted for deferred cash compensation. As stated in the Corporate Governance Principles, directors pledge that, for as long as they serve, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a Board member.

Each year non-management directors may elect to defer all or part of their cash compensation. A director’s right to receive future payments under any deferred compensation arrangement is an unsecured claim against JPMorgan Chase’s general assets. Cash amounts may be deferred into various investment equivalents, including a common stock equivalent, and will be paid and distributed in cash after the director retires from the Board. Compensation that was paid in common stock in prior years and which may have been deferred is distributable only in common stock when the director retires from the Board.

In prior years, non-management directors could elect to be included in a group term life insurance policy and participate in the Firm’s medical insurance coverage. These benefits were eliminated in 2004 subsequent to the Merger.

Security ownership of directors and executive officers

The following table shows the number of shares of common stock and common stock equivalents beneficially owned as of February 28, 2005, by each director, the executive officers named in the summary compensation table, and all directors and executive officers as a group. Unless otherwise indicated, each of the named individuals and each member of the group has sole voting power and sole investment power with respect to the shares shown. The number of shares beneficially owned, as that term is defined by Rule 13d-3 under the Securities Exchange Act of 1934, by all directors and executive officers as a group totals 1.23% of our outstanding common stock as of February 28, 2005; each director and named executive officer owns less than 1% of our outstanding common stock. No director or executive officer beneficially owns any JPMorgan Chase preferred stock.

Name of individual	Common stock
Hans W. Becherer	54,727	(1)(2)(3)
John H. Biggs	13,920	(2)
Steven D. Black	1,099,440	(1)(3)
Lawrence A. Bossidy	70,408	(1)(2)(3)(5)
Stephen. B. Burke	19,506	(1)(2)(3)
David A. Coulter	1,980,294	(1)(3)(6)
James S. Crown	11,243,218	(1)(2)(3)(4)(5)
James Dimon	7,579,035	(3)(5)(6)
Ellen V. Futter	40,604	(1)(2)(3)
William H. Gray, III	55,452	(1)(2)(3)
William B. Harrison, Jr.	5,113,140	(1)(3)(6)(7)
Laban P. Jackson, Jr.	89,394	(1)(2)(3)(5)
John W. Kessler	60,928	(1)(2)(3)(5)
Robert I. Lipp	61,086	(1)(2)(3)
Richard A. Manoogian	713,641	(2)(3)(5)
David C. Novak	66,567	(1(2))(3)
Lee R. Raymond	108,719	(1)(2)(3)
John R. Stafford	93,335	(1)(2)(3)(7)
William C. Weldon	1,000
William T. Winters	2,935,873	(1)(3)(5)
All directors and executive officers as a group (34 persons)	43,753,947

1	The amounts reported include shares of common stock, receipt of which has been deferred under deferred compensation plan arrangements, as follows: Mr. Becherer: 7,463 shares; Mr. Black: 70,278 shares; Mr. Bossidy: 9,476 shares; Mr. Burke: 4,532 shares; Mr. Coulter: 95,420 shares; Mr. Crown: 46,895 shares; Ms. Futter: 10,547 shares; Mr. Gray: 15,893 shares; Mr. Harrison: 116,094 shares; Mr. Jackson: 23,571 shares; Mr. Kessler: 16,984 shares; Mr. Lipp: 4,532 shares; Mr. Novak: 9,932 shares; Mr. Raymond: 20,028 shares; Mr. Stafford: 13,471 shares; Mr. Winters: 57,956 shares; and all directors and executive officers as a group: 1,245,277 shares.
2	The amounts reported include the number of units of common stock equivalents held by directors under deferred compensation arrangements entitling those directors, upon termination of service, to receive a cash payment for each unit equal to the fair market value at that time of a share of common stock as follows: Mr. Becherer: 30,784 units; Mr. Biggs: 10,870 units; Mr. Bossidy: 17,212 units; Mr. Burke: 5,495 units; Mr. Crown: 5,686 units; Ms. Futter: 17,212 units; Mr. Gray: 27,639 units; Mr. Jackson: 5,814 units; Mr. Kessler: 4,537 units; Mr. Lipp: 5,495 units; Mr. Manoogian: 5,622 units; Mr. Novak: 5,686 units; Mr. Raymond: 74,921 units; Mr. Stafford: 50,672 units; and all directors as a group: 267,643 units.
3	The amounts reported include shares of common stock that may be acquired within 60 days of February 28, 2005, through the exercise of stock options as follows: Mr. Becherer: 11,920 shares; Mr. Black: 567,501 shares; Mr. Bossidy: 11,920 shares; Mr. Burke: 2,640 shares; Mr. Coulter: 1,354,828 shares; Mr. Crown: 42,761 shares; Mr. Dimon: 4,299,446 shares; Ms. Futter: 11,920 shares; Mr. Gray: 11,920 shares; Mr. Harrison: 3,728,251 shares; Mr. Jackson: 44,877 shares; Mr. Kessler: 22,058 shares; Mr. Lipp: 2,640 shares; Mr. Manoogian: 11,880 shares; Mr. Novak: 11,880 shares; Mr. Raymond: 11,920 shares; Mr. Stafford: 11,920 shares; Mr. Winters: 2,310,370 shares; and all directors and executive officers as a group: 20,368,790 shares. The amounts reported also include shares of common stock that may be received at the end of a restricted period and/or when common stock price targets are met pursuant to forfeitable awards of restricted stock and/or restricted stock units as follows: Mr. Black: 242,713 shares; Mr. Coulter: 351,915 shares; Mr. Dimon: 167,975 shares; Mr. Harrison: 575,889 shares; Mr. Winters: 270,252 shares; and all executive officers as a group: 4,147,103 shares.
4	Includes 98,061 shares Mr. Crown owns individually; 7,283,543 shares owned by partnerships of which Mr. Crown is a partner; 1,547,123 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a director, officer and shareholder, and a trust of which Mr. Crown is a beneficiary; and 2,003,522 shares owned by a partnership whose partners include a corporation of which Mr. Crown is a shareholder, and a partnership of which Mr. Crown is a partner. Also included are 204,605 shares owned by trusts of which Mr. Crown is a co-trustee and beneficiary; and 8,874 shares owned by Mr. Crown’s spouse. Mr. Crown disclaims beneficial ownership of the shares held by the various persons and entities described above except for the shares he owns individually and, with respect to shares owned by entities, except to the extent of his interest in such entities.
5	Includes shares owned indirectly for which beneficial ownership is not disclaimed: Mr. Bossidy: 3,300 shares; Mr. Crown: 2,148 shares; Mr. Dimon: 1,320,000 shares; Mr. Jackson: 3,732 shares; Mr. Kessler: 7,500 shares; Mr. Manoogian: 282,000 shares; Mr. Winters: 120,645 shares; and all directors and executive officers as a group: 1,911,885 shares.
6	The amounts reported include common stock attributable to accounts under a Section 401(k) plan as follows: Mr. Coulter: 113 shares; Mr. Dimon: 2,596 shares; Mr. Harrison: 18,573 shares; and all executive officers as a group: 28,097 shares.
7	The amounts reported include shares for which beneficial ownership is disclaimed as follows: Mr. Harrison: 30,249 shares; Mr. Stafford: 900 shares; and all directors and executive officers as a group: 38,013 shares.

Compensation committee report on executive compensation

Compensation policies

The Compensation & Management Development Committee, which consists solely of independent directors, administers the compensation and benefit programs of JPMorgan Chase and its subsidiaries and determines the compensation of executive officers. The committee’s recommendations regarding officer-directors are subject to ratification by JPMorgan Chase’s Board of Directors.

JPMorgan Chase’s compensation programs are designed to attract, retain, and motivate top quality, effective executives and professionals. These compensation programs focus on rewarding performance that will increase shareholder value including growing revenue, increasing client satisfaction, improving operational efficiency and managing risks. The Firm’s compensation policy for executive officers provides for a greater emphasis on variable pay with a direct link to performance as well as significant equity-based awards to align further the interests of executive officers with JPMorgan Chase’s shareholders. JPMorgan Chase seeks to provide compensation levels that are competitive with those provided by the appropriate peer groups of financial institutions in each of the markets and businesses in which it competes. In 2004, the committee and the Board received reports from an independent consultant to ensure that the program, in the committee’s judgment, remains competitive and able to meet its objectives.

In general, each peer group will consist of comparable financial institutions that compete in the same markets and seek to sell similar financial services and products. Appropriate peer groups will change over time. These peer groups do not correspond to the large list of institutions that make up the indices shown on page 13 of the proxy statement.

The committee reviewed and approved minor revisions to its charter in December 2004 to ensure that its charter is fully compliant with current New York Stock Exchange listing requirements.

Firm performance and compensation

The committee’s fundamental principle in determining appropriate compensation levels for individual executive officers and for overall business units is to align compensation award levels with annual performance and progress towards and achievement of long-term strategic and financial goals. Because of JPMorgan Chase’s diversified businesses, compensation award amounts vary significantly across businesses in line with the compensation practices in JPMorgan Chase’s different competitive markets. Cash and equity-based incentive awards are directly related to corporate, business unit, and individual performance.

Quantitative performance goals may vary from year to year and have included such factors as performance against plan, earnings per share growth, stock price performance relative to peers, revenue growth, return on common equity, credit quality, and other management indicators. Qualitative measures may include the committee’s assessment of the executive’s success in (1) establishing, refining, and executing JPMorgan Chase’s long-term strategic plan; (2) improving client satisfaction; (3) achieving market leadership positions in key businesses; (4) improving operational efficiency; (5) developing leaders who can meet the growing demands of the marketplace; and (6) implementing JPMorgan Chase’s diversity efforts at all levels of the organization.

For 2004, JPMorgan Chase implemented a single incentive table for all business units to determine the mix between cash and equity at various incentive levels. In addition, approximately 20% of the incentive pool for each business unit was based on overall JPMorgan Chase performance.

For 2004, the committee approved compensation funding levels for JPMorgan Chase and awards to executive officers that reflect mixed results. JPMorgan Chase’s financial performance relative to 2003 was strong across a number of its businesses while others failed to achieve expectations and underperformed relative to their peers. The committee also recognized the successful achievement of many major milestones and objectives regarding the integration of Bank One. In addition, JPMorgan Chase maintained its leadership position in key products and markets and continued its focus on enhancing its operational efficiency. JPMorgan Chase’s stock price was up 6.2% year-over-year, which was better than an average of peer group companies. Overall, incentive compensation award pools were down approximately 3% from 2003 on a combined pro forma basis while the incentives for members of the Executive Committee decreased by 26%.

Compensation program design

Compensation paid to JPMorgan Chase’s executive officers for 2004 consisted primarily of salary, cash bonuses, and restricted stock units. Messrs. Harrison and Dimon were awarded stock appreciation rights instead of restricted stock units. These incentives were awarded under the JPMorgan Chase’s 2004 Key Executive Performance Plan (2004 KEPP) and the 1996 Long-Term Incentive Plan, as amended. Both of these plans were approved by shareholders. In addition, executive officers are eligible to participate in JPMorgan Chase’s general employee benefit plans, including retirement, health, and savings plans. The committee approved new benefit programs for 2005 which will result in all highly compensated employees paying more for their medical benefits as well as not being eligible to receive the company match on their 401(k) contributions.

Salaries – For each executive, the committee reviews salaries paid to similarly situated executives in the relevant competitor peer group. A particular executive’s actual salary will be based on this competitive review; the executive’s performance and potential; and JPMorgan Chase’s emphasis on performance-based, variable compensation rather than salary-based, fixed compensation.

Incentives – Throughout the year, the committee reviews financial and operational results and strategic achievements, both for JPMorgan Chase overall and by line of business, as well as market data and trends for the appropriate peer groups, to determine overall business incentive funding levels and individual awards for executive officers. Individual annual performance incentives are awarded based on the executive’s success in achieving corporate, business unit and individual performance goals and the committee’s assessment of the individual’s current and potential contribution to JPMorgan Chase’s success.

Incentive mix – Incentives are awarded in cash and in the form of JPMorgan Chase equity. Because JPMorgan Chase believes that the grant of annual equity-based awards further links the interests of senior management and JPMorgan Chase’s shareholders, more than 35% of the incentives awarded to executive officers for 2004 were in the form of JPMorgan Chase equity. In January 2005, the committee approved awards of restricted stock units which will vest 50% in January 2007 and 50% in January 2008. Messrs. Harrison and Dimon were granted stock appreciation rights which become exercisable on the same schedule as the restricted stock units grants to other executive officers. All awards vest in case of death, long-term disability, or retirement. These terms and conditions applied to the awards for all employees.

Executive Committee members own significant amounts of our stock. Effective August 2002, the committee approved stock ownership guidelines for Executive Committee members that require each executive to retain 75% of the net shares of stock received from stock grants and options (after deductions for taxes and option exercise costs).

Final compensation data for JPMorgan Chase’s competitive peer groups for calendar year 2004 is not yet available. The committee estimates that total compensation amounts for JPMorgan Chase’s executive officers (base salary, annual bonus, and equity-based awards) will be consistent with firm and business unit performance compared to the compensation levels of applicable peer group companies.

Deductibility of executive compensation

In May 2004 JPMorgan Chase’s shareholders approved the 2004 KEPP, a plan designed to allow JPMorgan Chase a tax deduction for incentive compensation payments to the Chief Executive Officer and the other four most highly paid executive officers. Without the 2004 KEPP, such incentive compensation payments would not be deductible to the extent such amounts for any such officer in any year exceeded $1 million. In administering this plan, the committee will promote its policy of maximizing corporate tax deductions, wherever feasible. Under the 2004 KEPP, each participant is allocated a percentage of a bonus pool at the beginning of the performance year (subject to reduction by the committee and a separate individual participant limit).

Compensation actions for Mr. Harrison

In January 2005, the committee, as ratified by JPMorgan Chase’s Board of Directors, awarded Mr. Harrison total incentives for 2004 performance of $15,000,000, a decrease of 20% from his 2003 awards, detailed in the table below:

Year	Cash bonus (1)	Restricted stock	Stock appreciation rights/options (2)	Total annual Incentive compensation	Percent change versus prior year
2004	$7,500,000	$0	$7,500,000	$15,000,000	-20%
2003	7,600,000	5,700,000	5,700,000	19,000,000	147%
2002	3,080,000	2,310,000	2,310,000	7,700,000	-50%

1	2002 cash bonus does not include $5 million bonus awarded in 2001 related to the merger between The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated in 2000.
2	Stock appreciation rights (SARs) settled only in shares granted for 2004 and 2003 and stock options granted for 2002; the actual number of SARs/stock options granted is calculated by dividing the grant value by one-third the grant price.

The stock appreciation rights will vest 50% in January 2007 and 50% in January 2008. These awards reflect JPMorgan Chase’s performance in 2004 described above. In addition to Mr. Harrison’s overall leadership in successfully completing the merger with Bank One, the committee also noted among others, Mr. Harrison’s contribution to the following significant achievements: (1) continued execution against JPMorgan Chase’s strategic goals of earnings diversification, integrated delivery, and scale; (2) maintenance and improvement of key market leadership positions across the Firm, including equities, syndicated loans, high grade bonds, derivatives, mergers & acquisitions, asset management, private banking, residential mortgages and operating services; (3) continued focus on expense management and productivity improvement; and (4) ongoing efforts in leadership development and diversity.

In 2004, the committee approved and the Board ratified, an annual pension benefit for Mr. Harrison in the amount of $2,000,000 in the form of a single life annuity commencing at retirement.

Dated as of March 15, 2005

Compensation & Management Development Committee

John R. Stafford (Chairman)

Stephen B. Burke

William H. Gray, III

John W. Kessler

David C. Novak

Lee R. Raymond

Executive compensation tables

All compensation information reported in the following tables for 2003 and 2002 was paid or awarded pursuant to either heritage JPMorgan Chase or heritage Bank One compensation and benefit programs in effect at the time of payment or award. All stock-based awards for Mr. Dimon for 2003 and 2002 have been adjusted to reflect the 1.32 Merger conversion rate.

I. Summary compensation table

		Annual compensation (1)				Long-term compensation awards
Name and principal position	Year	Salary ($)	Bonus ($)		Other annual compensation ($) (3)	Restricted stock awards ($) (4)	Securities underlying options/SARs granted (#)		All other compensation ($) (6)
William B. Harrison, Jr. Chairman and Chief Executive Officer	2004 2003 2002	$1,000,000 1,000,000 1,000,000	$7,500,000 7,600,000 8,080,000	(2)	$368,515 224,551 251,006	$0 5,700,000 2,310,000	600,481 427,928 316,873		$50,000 50,000 50,000

James Dimon President and Chief Operating Officer	2004 2003 2002	1,000,000 1,000,000 1,000,000	6,500,000 5,000,000 3,000,000		395,446 183,797 274,878	0 2,500,000 2,000,000	600,481 660,000 462,000	(5)	— — 86,512

Steven D. Black (a) Co-Chief Executive Officer Investment Bank	2004 2003 2002	300,000 300,000 300,000	6,305,000 6,100,000 2,960,000		— — —	3,395,000 4,050,000 2,220,000	0 228,979 304,527		— — —

David A. Coulter Chairman Western Region	2004 2003 2002	500,000 476,667 220,000	6,825,000 5,800,000 3,200,000		— — —	3,675,000 4,350,000 2,290,000	0 326,577 314,129		— — —

William T. Winters (a) (7) Co-Chief Executive Officer Investment Bank	2004 2003 2002	517,924 462,369 425,949	6,240,000 9,800,000 3,380,000		— — —	3,360,000 4,900,000 2,535,000	0 367,868 347,737		— — —

(a)	Mr. Black and Mr. Winters were not executive officers prior to 2004.
1	Includes amounts paid or deferred during each year.
2	Includes an award of $5,000,000 related to the merger between The Chase Manhattan Corporation and J.P. Morgan & Co. Incorporated granted in 2001 and paid in 2002.
3	Includes the incremental cost of personal use of company aircraft to the extent not reimbursed to the Firm: Mr. Harrison, $313,613 in 2004, $194,258 in 2003, and $229,540 in 2002; Mr. Dimon, $358,869 in 2004, $160,590 in 2003, and $235,006 in 2002. (Figures previously reported for personal use of company aircraft in 2003 and 2002 were calculated in accordance with IRS guidelines and differ from those reported here.) Also includes reimbursements of taxes associated with imputed income arising out of (a) the personal use of aircraft: Mr. Harrison, $40,614 in 2004, $24,355 in 2003, and $15,414 in 2002; Mr. Dimon, $36,577 in 2004, $21,141 in 2003, and $35,803 in 2002; and (b) payment of life insurance premium: Mr. Dimon, $2,045 in 2002. Also includes the incremental cost for personal use of company cars: Mr. Harrison, $14,288 in 2004, $5,938 in 2003, and $6,052 in 2002; Mr. Dimon, $2,066 in 2003 and $2,024 in 2002. The company requires that Messrs. Harrison and Dimon use company aircraft for all air travel, including personal travel, for security reasons. The company provides additional security protection for certain of the above-named executives in accordance with the advice of outside security consultants; the company considers this additional protection to be business-related and not a personal benefit to the executive, and therefore the cost of this protection is not included in the table above.
4	Awards of restricted stock units (RSUs) and restricted stock are valued as of the date of grant. The RSUs related to 2004 performance were awarded on January 20, 2005. All awards listed for Messrs. Harrison, Black, Coulter and Winters are RSUs vesting in two equal annual installments beginning two years after their respective grant dates. The RSUs granted in 2003 and the restricted stock granted in 2002 to Mr. Dimon vest 100% three years after their respective grant dates. Each RSU represents the right to receive one share of stock on the vesting date and dividend equivalents, payable in cash, for any dividends paid. RSUs have no voting rights. Dividends on restricted stock are payable in cash. The number and aggregate market value of all restricted stock units and restricted stock held as of December 31, 2004 (including forfeitable awards and awards of restricted stock units made on January 20, 2005, relating to 2004 performance), were as follows: Mr. Harrison: 698,523 units ($27,249,382); Mr. Dimon: 203,025 restricted stock/units ($7,920,005); Mr. Black: 312,991 units ($12,209,779); Mr. Coulter: 447,335 units ($17,450,538); and Mr. Winters: 328,208 units ($12,803,394).
5	For Mr. Dimon, the number of stock options does not include 1,223,331 restorative stock options granted during 2003. For a description of restorative stock options, see note 2 to the Aggregated option/SAR exercises in 2004 and year-end option/SAR values table.
6	Amounts for Mr. Harrison are employer contributions to the 401(k) plan. Amounts for Mr. Dimon include moving expenses and related tax reimbursements totaling $82,423 associated with his relocation to Chicago.
7	Mr. Winters receives his base salary in U.K. pound sterling under the Firm’s expatriate compensation program. The amounts listed represent his actual salary paid in U.K. pound sterling converted to U.S. dollars.

II. Stock Option/Stock Appreciation Rights (SAR) grant table

Name	Options/SARs granted # (1)	Percent of total options/ SARs granted to employees	Exercise or base price ($/share)	Expiration date	Grant date present value (2)
William B. Harrison, Jr.	600,481	13.63%	$37.47	1/20/2015	$7,165,540
James Dimon	600,481	13.63	37.47	1/20/2015	7,165,540
Steven D. Black	0	N/A	N/A	N/A	N/A
David A. Coulter	0	N/A	N/A	N/A	N/A
William T. Winters	0	N/A	N/A	N/A	N/A

1	All grants were stock appreciation rights settled only in shares of JPMorgan Chase stock, exercisable in two equal annual installments beginning on January 25, 2007. The percent of total options/SARs granted to Mr. Harrison and Mr. Dimon is much higher than in prior years, because, for 2004 performance, most employees received restricted stock units and not options or SARs and therefore fewer options were granted overall.
2	For the SAR grants disclosed in the above table, present values on the grant date were determined by using the Black-Scholes option pricing model modified to take dividends into account. Valuations would depend upon the assumptions used. For example, the present value of the SAR grants could range from approximately $11.85 per SAR, assuming the SAR was exercised based on an estimated average life for key employees of 6.8 years to $11.933 per SAR, assuming the SAR was held until the final day of their 10-year term. The values set forth in the table should not be viewed in any way as a forecast of the performance of our common stock, which will be influenced by future events and unknown factors. The model as applied used the applicable grant date and the exercise price shown in the table and the fair market value of our common stock on the grant date, which was the same as the exercise price. The model assumed: (i) a risk-free rate of return of 4.29%, the implied rate on 10-year U.S. Treasury zero coupon bonds on the grant date; (ii) stock price volatility of 36.55%; (iii) a constant dividend yield of 3.565%, based on the historical common stock dividend as of the grant date; and (iv) the exercise of all SARs on the final day of their 10-year terms. No discount from the theoretical value was taken to reflect the waiting period prior to vesting, the limited transferability of the SARs, and the likelihood of the SARs being exercised in advance of the final day of their terms. The value per SAR reflected in the above table is lower than one-third the grant price, which was the basis for determining the number of SARs granted. See note 2 to the table on page 10.

III. Aggregated option/SAR exercises in 2004 and year-end option/SAR values

	Aggregated option exercises		Number of securities underlying unexercised options/SARs (#) (2)		Value of unexercised in-the-money options/SARs ($) (3)
Name	Shares acquired on exercise (#)	Value realized ($) (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
William B. Harrison, Jr.	225,000	$6,800,805	3,320,344	2,458,544	$13,622,651	$5,736,009
James Dimon	0	0	4,150,286	830,720	52,599,709	7,310,428
Steven D. Black	0	0	336,970	945,335	484,462	5,395,443
David A. Coulter	0	0	864,401	1,559,778	586,161	5,677,253
William T. Winters	0	0	2,136,502	1,008,460	4,005,488	5,960,212

1	Where applicable, amounts indicated include values that would have been realized on exercise but were deferred into common stock units. Mr. Harrison’s option exercises were in connection with 10-year options expiring during 2004.
2	Restorative Stock Option Feature: Stock options granted by Bank One prior to 2003 include a feature which provides for the issuance of restorative options. The restorative feature allows a participant who exercises a stock option during the participant’s employment, and who pays all or a part of the exercise price of a stock option with shares of common stock held by the participant for at least six months, to receive a restorative option to purchase the number of shares of common stock equal to the number of whole shares used by the participant to pay the stock option’s exercise price and, for new options granted in 2001 and 2002, tax withholding obligations related to the option exercise. Restorative options become exercisable six months after the date of grant. The expiration date of a restorative option is the expiration date of the original stock option to which it relates, and the exercise price is not less than 100% of the fair market value of JPMorgan Chase common stock as of the date the restorative option is granted.
3	Value based on $39.01, the closing price per share of our common stock on December 31, 2004.

Comparison of five-year cumulative total return

Below is a line graph that compares the yearly percentage change in the cumulative total shareholder return of our common stock to the cumulative total return of the S&P Financial Index and the S&P 500 Index for each of the five years in the period commencing December 31, 1999, and ending December 31, 2004. The results are based on an assumed $100 invested on December 31, 1999, and reinvestment of dividends.

Comparisons of five-year total stockholder return

In dollars

Retirement benefits

Retirement plan

Eligible U.S. employees (generally salaried employees) of those JPMorgan Chase subsidiaries that have elected to participate in the JPMorgan Chase Retirement Plan (Retirement Plan) earn benefits under the Retirement Plan if they have been employed for atleast one year. Benefits generally become vested after five years of service. On a monthly basis, a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s eligible base salary ranging from 3% to 9%, depending on years of credited service.

These accounts also receive interest credits based on the average 1-year Treasury Bill rate plus 1 percent (with a minimum annual rate of 4.5 percent) published for the month of October of the prior year. When a participant terminates employment, such participant may elect to have the credited amount paid as an annuity or paid as a lump sum.

In addition, as a result of pension plan mergers, various transition and minimum benefits are provided by the Retirement Plan for certain employees who were participants in prior plans or who satisfied certain age and service criteria at the time the Retirement Plan was amended.

Supplemental retirement benefits

Supplemental retirement benefits are provided to certain executive officers and certain other participants under various nonqualified, unfunded programs. Unfunded benefits are provided to certain employees, including each executive officer, whose benefits under the Retirement Plan are limited by type of compensation or amount under applicable federal tax laws and regulations. Designated employees may also receive an unfunded annual benefit at retirement equal to a percentage of final average base pay multiplied by years of service reduced by the amount of all benefits received under the Retirement Plan and other nonqualified, unfunded programs. One of these programs provides a fixed retirement benefit per year of service to certain designated persons, including certain executive officers.

Estimate of retirement benefits

The following table shows the estimated annual retirement benefits, including supplemental retirement benefits under the plans applicable to the named executive officers, that would be payable to the officers listed if they were to retire at age 65 at their 2004 base salary and payments were made in the form of a 50% joint and surviving spouse annuity, which is the normal form of payment for married employees.

Estimated age 65 retirement benefits

Name	Estimated annual retirement benefit (1)
William B. Harrison, Jr. (2)	$1,701,600
James Dimon	110,045
Steven D. Black	24,408
David A. Coulter	151,199
William T. Winters	143,743

1	Except for Mr. Harrison, amounts include (i) interest credits for cash balances projected to be 4.5% per year on annual salary credits and 5.63% per year on prior service balances, if any, and (ii) accrued benefits as of December 31, 2004, under applicable retirement plans, including nonqualified, unfunded programs, then applicable to the named executive officer. Benefits are not subject to any deduction for social security payments.
2	On December 14, 2004, the Board approved a single life annuity benefit of $2 million for Mr. Harrison to commence at retirement. The amount of the annuity is reduced by the value of Mr. Harrison’s other retirement benefits under the qualified and non-qualified retirement plans described above for which he is eligible to participate. The additional net annuity benefit will commence at retirement and is subject to actuarial adjustments for survivor or other benefit payment forms. The estimated annual retirement benefit in the above table reflects the value of all retirement benefits to which Mr. Harrison is entitled to receive from the Firm (including the additional net annuity) actuarially adjusted to reflect a 50% joint and surviving spouse annuity.

Termination arrangements

Except as described below for Messrs. Harrison and Dimon, JPMorgan Chase maintains a severance policy that provides for severance in case of involuntary termination, except for cause, under which severance paid to a named executive officer would be in an amount equal to two times current base salary, plus two times such officer’s three-year average cash performance bonus. Depending on the terms and conditions of their individual long-term equity awards, such officers would be entitled to full or continued vesting of their awards upon a job elimination, subject in some cases to post-termination corporate performance thresh-holds and/or employment restrictions. Post-termination exercise periods for stock options and SARs vary, based on whether the individual is eligible for retirement and the terms of the particular award. In addition, officers continue to receive medical, dental and life insurance benefits for two years following termination (three years in the case of Mr. Harrison and Mr. Dimon).

Harrison severance arrangements. In connection with the July 1, 2004, merger with Bank One, the severance policy for Mr. Harrison was amended so that Mr. Harrison’s severance will be the greater of (a) $22.2 million or (b) three times his current base salary and three-year average annual cash performance bonus if he is terminated involuntarily without cause prior to the second anniversary of the Merger.

Dimon employment agreement. JPMorgan Chase entered into an employment agreement with Mr. Dimon for a term of employment commencing upon the July 1, 2004, merger with Bank One, and ending on the date of the 2007 annual meeting of shareholders of JPMorgan Chase. Mr. Dimon will serve as JPMorgan Chase’s President and Chief Operating Officer until the earlier of July 1, 2006, and the date Mr. Harrison ceases to be JPMorgan Chase’s Chief Executive Officer. After that date, and for the remainder of the term of employment, Mr. Dimon will serve as JPMorgan Chase’s President and Chief Executive Officer.

The employment agreement supersedes the employment agreement Mr. Dimon executed with Bank One in March, 2000 that would have entitled Mr. Dimon to receive while employed by Bank One, an annual base salary of $1 million, a target annual bonus of 250% of base salary and annual equity awards with a value of at least $7 million, and upon a qualifying termination of employment following a change of control, (a) a payment of approximately $20.8 million consisting of (i) a pro-rata bonus based upon his target bonus for 2004, and (ii) 2.5 times the sum of his base salary and the average annual bonus earned by him in the prior three years and in addition (b) three years of welfare benefits continuation.

While serving as President and Chief Operating Officer, Mr. Dimon will receive an annual base salary, annual bonus and equity-based awards no less than 90% of the value of the annual base salary, annual bonus and equity-based awards provided to Mr. Harrison as determined at the discretion of the Board of Directors (but in no event will Mr. Dimon’s annual base salary be less than $1 million). As JPMorgan Chase’s President and Chief Executive Officer, Mr. Dimon will be entitled to an annual base salary, annual bonus and equity-based awards as determined by the Board, provided that the annual base salary will be no less than his annual base salary as President and Chief Operating Officer.

If Mr. Dimon’s employment is terminated by JPMorgan Chase without cause (as defined) or Mr. Dimon resigns with good reason (as defined), Mr. Dimon will be entitled, subject to execution of a release in favor of JPMorgan Chase, to receive:

•	the greater of (i) $20 million and (ii) three times 90% of the sum of Mr. Harrison’s annual base salary and average cash bonus for the three years preceding the date of termination;

•	accelerated vesting of equity-based awards and five years (or full term, if shorter) to exercise vested options; and

•	continued medical and dental benefits for three years and eligibility to participate in JPMorgan Chase’s post-termination welfare benefit programs.

If Mr. Dimon’s employment is terminated due to his death or disability, Mr. Dimon (or his estate) will be entitled to receive a pro-rata bonus for the year of termination, accelerated vesting of equity-based awards and five years (or full term, if shorter) to exercise vested options and continued medical and dental benefits (in the case of disability, until age 65 and, upon his death, to his eligible dependents for three years) and eligibility to participate in JPMorgan Chase’s post-termination welfare benefit programs.

In the event that any payments to Mr. Dimon are subject to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Dimon will be entitled to an additional payment so that he remains in the same after-tax economic position he would have been in had the excise tax not been imposed.

Additional information about our directors and executive officers

Section 16(a) beneficial ownership reporting compliance

Our directors and executive officers file reports with the Securities and Exchange Commission indicating the number of shares of any class of our equity securities they owned when they became a director or executive officer and, after that, any changes in their ownership of our equity securities. They must also provide us with copies of these reports. These reports are required by Section 16(a) of the Securities Exchange Act of 1934. We have reviewed the copies of the reports that we have received and written representations from the individuals required to file the reports. Based on this review, we believe that during 2004 each of our directors and executive officers has complied with applicable reporting requirements for transactions in our equity securities.

Transactions with directors, executive officers and associates

The Corporation’s directors and executive officers and their respective associates, were customers of, or had transactions with, JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2004. Additional transactions may be expected to take place in the future. All outstanding loans to directors and executive officers and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Some of JPMorgan Chase’s employees (approximately 2,600 in 2004) were given annually an opportunity to invest (through the purchase of common equity interests) on an after-tax basis in annually-formed limited partnerships each of which invests in the general pool of private equity investments made by JPMorgan Partners during the year the limited partnership is formed. This program has been discontinued and will not be offered in future years. The general partner of each of the limited partnerships is a JPMorgan Chase subsidiary. Each year the subsidiary made a preferred capital contribution alongside the employee-investor equal to three times the amount of capital invested in the limited partnership by the employee-investors and also purchased common equity interests on terms consistent with the common equity investments of the employee-investors. In consideration for the preferred capital contribution, the subsidiary receives a specified fixed rate of return. This fixed rate of return is equal to 8% (cumulative but not compounded) for the limited partnerships investing during the years 1997 through 2000 and 7% (cumulative and compounded) for the limited partnerships investing during the years 2001 through 2004.

All investments made by each limited partnership consist of a fixed percentage investment in all private equity investments made by JPMorgan Partners during the applicable year, and the limited partnership does not exercise any discretion over whether or not to participate in or dispose of any particular investment.

Upon distribution of any limited partnership assets (including cash proceeds received upon the disposition of an investment), the general partner’s preferred capital contribution and the applicable accrued fixed rate of return is paid to the general partner. Thereafter, all further limited partnership asset distributions are made to the holders of the common equity interests.

The outstanding balance as of December 31, 2004, of the aggregate preferred equity contributions made by the JPMorgan Chase subsidiary as a result of investments made by the Firm’s executive officers were as follows: Steven D. Black: $463,425, David A. Coulter: $747,489, John J. Farrell: $583,093, William B. Harrison, Jr.: $1,173,634, Frederick W. Hill: $213,073, Samuel Todd Maclin: $505,220, William H. McDavid: $1,111,659, Richard J. Srednicki: $791,129, and Don M. Wilson III: $983,886. Commencing in 2002, the Firm’s executive officers were no longer eligible to participate in this coinvestment program. William T. Winters has an outstanding loan entered into in 2000 from a J.P. Morgan & Co. Incorporated co-investment partnership. His outstanding balance at December 31, 2004, was $454,164, of which $101,324 is a recourse loan payable in June 2010 and $352,840 is a nonrecourse loan payable in June 2015. The interest rate on the loan is LIBOR plus 150 basis points, reset quarterly in March, June, September and December of each year.

Compensation & Management Development Committee interlocks and insider participation

The members of the Compensation & Management Development Committee are listed on page 6. No member of the Compensation & Management Development Committee is or ever was a JPMorgan Chase officer or employee. No member of the committee is, or was during 2004, an executive officer of another company whose board of directors has a comparable committee on which one of JPMorgan Chase’s executive officers serves. All of the members of the committee, or their associates, were customers of or had transactions with JPMorgan Chase or our banking or other subsidiaries in the ordinary course of business during 2004. Additional transactions may be expected to take place in the future. All outstanding loans to the directors and their associates, commitments and sales, purchases and placements of investment securities and other financial instruments included in such transactions, were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

Audit Committee report

The Audit Committee of the JPMorgan Chase Board of Directors is composed of four non-management directors and operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that each member of the committee has no material relationship with the Firm under the Board’s director independence standards set forth in the Corporate Governance Principles of the Board, and accordingly each is independent under the listing standards of the New York Stock Exchange, on which the Firm’s securities are listed. The duties of the committee are summarized in this proxy statement under Committees of the Board on page 6 and are more fully described in the charter.

Management is responsible for the Firm’s internal controls and the financial reporting process. PricewaterhouseCoopers LLP (PwC), the Firm’s independent registered public accounting firm, is responsible for performing an independent audit of JPMorgan Chase’s consolidated financial statements in accordance with auditing standards promulgated by the Public Company Accounting Oversight Board and auditing management’s assessment of the effectiveness of internal control over financial reporting. The internal auditors are responsible for preparing an annual plan and conducting internal audits under the control of the General Auditor, who is accountable to the Audit Committee. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management, the internal auditors and PwC. Management represented to the committee that JPMorgan Chase’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the committee has reviewed and discussed the consolidated financial statements with management and PwC. The committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

PwC also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the committee discussed with PwC their independence.

Based on the committee’s discussions with management, the internal auditors, and PwC, the committee’s review of the representations of management, and the report of PwC to the committee, the committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements be included in JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Audit Committee also approved, subject to shareholder ratification, the selection of PwC as JPMorgan Chase’s independent registered public accounting firm.

The Audit Committee reviewed its charter and practices and revised its charter in September 2004. The charter, as so revised, is attached as Appendix B to this proxy statement. The committee determined that its charter and practices are consistent with the listing standards of the New York Stock Exchange and the provisions of the Sarbanes-Oxley Act of 2002.

Dated as of February 22, 2005

Audit Committee

Laban P. Jackson, Jr. (Chairman)

Hans W. Becherer

John H. Biggs

Richard A. Manoogian

Proposal 2: Appointment of independent registered public accounting firm

The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC), 300 Madison Avenue, New York, New York 10017, as the Firm’s independent registered public accounting firm to audit the financial statements of JPMorgan Chase and its subsidiaries for the year ending December 31, 2005. A resolution will be presented at the meeting to ratify their appointment. If the shareholders do not ratify the appointment of PwC, the selection of the independent registered public accounting firm will be reconsidered by the Audit Committee.

Fees paid to PricewaterhouseCoopers LLP

Aggregate fees for professional services rendered for JPMorgan Chase by PwC for the years ended December 31, 2004 and 2003, were:

($ in millions)	2004	2003
Audit	$33.9	$25.0
Audit-related	13.4	10.7
Tax	11.9	10.3
All other	0.0	0.7

Total	$59.2	$46.7

Excluded from 2004 and 2003 amounts are Audit, Audit-related, and Tax fees aggregating $10,446,170 and $6,782,438, respectively, paid to PwC by private equity funds, commingled trust funds and special purpose vehicles that are managed or advised by subsidiaries of JPMorgan Chase but are not consolidated with the Firm.

Audit fees – Audit fees for the years ended December 31, 2004 and 2003, were $29.5 million and $22.2 million, respectively, for the annual audit and quarterly reviews of the consolidated financial statements and $4.4 million and $2.8 million, respectively, for services related to statutory/subsidiary audits, attestation reports required by statute or regulation, comfort letters and consents in respect of Securities and Exchange Commission filings. The increase in 2004 Audit fees is mainly attributable to audit work in connection with the Merger and Section 404 of the Sarbanes-Oxley Act.

Audit-related fees – Audit-related fees are comprised of assurance and related services that are traditionally performed by the independent registered public accounting firm. These services include audits of non-consolidated entities, and other attest and agreed-upon procedures not required by statute or regulation, which address accounting, reporting and control matters. These are normally provided by PwC in connection with the recurring audit engagement.

Tax fees – Tax fees for 2004 were $9.5 million for tax return compliance and $2.4 million for other tax services. Other tax work includes: (i) approximately $1 million for Bank One projects related to state and local and employment taxes that were performed prior to the Merger, but were paid post-merger and (ii) tax advice regarding routine business transactions primarily related to private equity operations.

All other fees – JPMorgan Chase’s current policy restricts the use of PwC to Audit, Audit-related and Tax services only. For 2003, All other fees represent multi-year projects in process of completion prior to adoption of this policy.

Audit Committee pre-approval policies and procedures

JPMorgan Chase’s policy on the use of PwC’s services is not to engage its independent registered public accounting firm for services other than Audit, Audit-related and Tax services.

The Audit Committee has adopted pre-approval procedures for services provided by the independent registered public accounting firm that are reviewed and ratified annually. These procedures require that the annual Audit service engagement terms and fees be pre-approved by the Audit Committee. For Audit, Audit-related and Tax services, the Audit Committee has pre-approved a list of these services and a budget of related fees, as documented in the pre-approval policy. All requests or applications for PwC Audit-related and Tax services must be submitted to the Firm’s Corporate Controller to determine if such services are included within the list of services that have received Audit Committee pre-approval as listed in the pre-approval policy. All requests for Audit-related and Tax services not included in the pre-approval policy must be specifically approved by the Audit Committee. In addition, all fee amounts in excess of pre-approved budgeted fee amounts must be specifically approved by the Audit Committee. JPMorgan Chase’s pre-approval policy does not provide for a de minimis exception pursuant to which the requirement for pre-approval may be waived.

A member of PwC will be present at the annual meeting, and will have the opportunity to make a statement and be available to respond to appropriate questions by shareholders.

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Firm’s independent registered public accounting firm.

Proposal 3. Approval of 2005 Long-Term Incentive Plan

JPMorgan Chase’s 2005 Long-Term Incentive Plan (Plan) was adopted by the Board of Directors on March 15, 2005, and will become effective on May 17, 2005, subject to approval by shareholders at the annual meeting.

The Board of Directors believes that a favorable vote on the Plan is necessary so that JPMorgan Chase can continue to grant equity awards for the following reasons:

•	Equity-based awards are a key component of the Firm’s compensation program, which is designed to attract, retain and reward employees for their contributions to the growth and profits of the Firm.

•	The Firm’s compensation program supports an ownership philosophy that aligns employee and shareholder interests.

•	Equity-based awards are granted in lieu of cash as part of an employee’s total compensation and as a mechanism to deliver longer-term incentives. As noted in the report of the Compensation & Management Development Committee on page 9, more than 35% of the incentives awarded to executive officers for 2004 were in the form of JPMorgan Chase equity.

•	Total compensation, including the annual incentives paid to employees, reflects Firm, business unit, and individual performance as well as competitive market practices.

For 2004 annual incentives awarded in January 2005, the Firm implemented a single table for all business units for determining the mix between cash bonuses and the value of restricted stock units awarded at various incentive levels. In January 2005, a total of approximately 35.5 million restricted stock units and 2.0 million stock appreciation rights, settled only in shares, and stock options were granted to approximately 12,600 employees under the prior plan approved by shareholders in May 2000 (Prior Plan). These awards vest or become exercisable 50% two years after grant and 50% three years after grant. The January 2005 grants equal about 1.1% of outstanding shares. Appendix D summarizes the Plan’s features and the grant history of equity awards made by Bank One prior to the Merger and by JPMorgan Chase from 2002 through January 2005.

The Plan replaces three existing stock compensation plans, including two non-shareholder approved plans, all of which expire in May 2005.

The Plan is also designed to permit JPMorgan Chase to take a deduction under Section 162(m) of the Internal Revenue Code (the Code) with respect to performance-based awards for named executive officers.

The proposed Plan is based upon the Firm’s current compensation approach and differs from the Prior Plan in that:

•	It replaces the Prior Plan, as well as the two non-shareholder approved plans, with a single, shareholder approved plan pursuant to which future equity awards will be made to employees of JPMorgan Chase and its subsidiaries.

•	It provides for a limited number of shares to be issued – 300 million over its five year term – rather than permitting an annual issuance of awards up to 2% of outstanding shares. The 300 million shares are the equivalent of an authorization of approximately 1.7% of the outstanding shares of common stock each year for five years.

•	Shares issued in lieu of cash bonuses are charged against the number of shares available for issuance under the Plan.

In addition, the new Plan will not include any carryover of the approximately 200 million available shares that were not awarded under the Prior Plan and the two other non-shareholder approved plans that are being replaced by the Plan.

The Plan would continue to explicitly prohibit the re-pricing of “underwater” options without shareholder consent either by direct repricing or an indirect repricing by canceling existing options and replacing them with new options with a lower exercise price. In addition, the number of shares available for issuance under the Plan in the aggregate or to any participant cannot be increased without shareholder consent.

Because awards under the Plan are discretionary and no awards under the Plan have yet been made, both the type and amount of awards to be granted for performance year 2005 are not determinable. See the Summary Compensation Table and the Stock Option/Stock Appreciation Rights (SAR) grant table for awards granted under the Prior Plan to the named executive officers for performance year 2004.

The following summary of the Plan sets forth its material terms. It is, however, a summary and is qualified in its entirety by reference to the Plan, a copy of which is attached to this proxy statement as Appendix C.

Summary of the Plan

Purpose. The Plan is designed to encourage employees and non-management members of the Board of Directors to acquire a proprietary and vested interest in the growth and performance of JPMorgan Chase and its subsidiaries. The Plan also serves to attract and retain individuals of exceptional talent.

Participants. All of our approximately 164,000 employees will be eligible to participate in the Plan. In addition, non-management members of the Board of Directors may be eligible for grants under the Plan (other than grants of stock options or stock appreciation rights) with respect to their annual retainer fees.

Administration. The Plan is to be administered by the Compensation & Management Development Committee (the Compensation Committee) of the Board of Directors, each of whom is an “outside director” for purposes of Section 162(m) of the Code. Subject to the provisions of the Plan, the Compensation Committee has complete control over the administration of the Plan and has the sole authority to:

•	Construe, interpret and implement the Plan and all award agreements,

•	Establish, amend, and rescind any rules and regulations relating to the Plan,

•	Grant awards under the Plan,

•	Determine who shall receive awards and the type, when such awards shall be made and the terms and conditions relating to awards,

•	Establish plans supplemental to the Plan covering employees residing outside of the United States, and

•	Make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan.

The Compensation Committee’s determinations with respect to the Plan and any award agreement do not need to be uniform, and any such determinations may be made selectively among individuals.

The Compensation Committee may delegate to officers of JPMorgan Chase responsibility for awards to officers and employees not subject to Section 16 of the Securities Exchange Act of 1934.

Number of shares. The Plan provides that 300 million shares of the common stock (including treasury shares) are available for issuance as awards during its term; provided that not more than 30 million shares may be issued as incentive stock options pursuant to Section 422 of the Code. The following may be awarded under the Plan and do not count against the 300 million share limit:

•	Shares representing awards made under the Plan that are canceled, surrendered, forfeited, terminated or expire unexercised.

•	Shares withheld or tendered to exercise an option or to satisfy withholding tax obligations of any award made under the Plan.

•	Shares granted as restorative options pursuant to outstanding options awarded to heritage Bank One employees prior to 2003.

•	Shares granted through assumption of, or in substitution for, outstanding awards previously granted by an employing company to individuals who become employees as the result of a merger, consolidation, acquisition or other corporate transaction involving the employing company and JPMorgan Chase, or shares granted pursuant to contractual obligations with respect to such merger, consolidation, acquisition or other corporate transaction.

•	Awards which by their terms may be settled only in cash.

Term. No awards may be made after May 16, 2010.

Limits. The Plan limits the number of shares available for issuance to any one participant to 7.5 million.

Awards. The Plan provides for the issuance of stock-based awards to employees of JPMorgan Chase and its subsidiaries, as well as to non-management members of the Board of Directors. Subject to the terms of the Plan, such awards may have any terms and conditions as the Compensation Committee specifies in its discretion. Such awards can include nonqualified stock options, stock appreciation rights, incentive stock options and Other Stock-Based Awards. Awards to non-management members of the Board of Directors can consist only of shares of common stock, including restricted stock or restricted stock units.

In addition, the Plan provides that the Compensation Committee may specify performance targets, the satisfaction of which will cause an award to vest or become exercisable. Such performance targets could include stock price, shareholder value added, earnings per share, income before or after income tax expense, return on common equity, revenue growth, efficiency ratio, expense management, return on investment, ratio of non-performing assets to performing assets, return on assets, profitability or performance of an identifiable business unit, and credit quality. In addition, where relevant, the foregoing targets may be applied to JPMorgan Chase, one or more of its subsidiaries or one or more of JPMorgan Chase’s divisions or business units. To ensure that the incentive goals are aligned with shareholder interests, awards under the 2004 Key Executive Performance Plan (a 162(m) compensation plan) and similar programs may be paid or distributed, in whole or part, in the form of Other Stock-Based Awards under the Plan. A favorable vote for the Plan includes an approval of the performance criteria specified above.

The forms of the awards that may be granted under the Plan are:

Stock Options. The Compensation Committee may award a stock option in the form of an “incentive” stock option (as defined in Section 422 of the Code) or a nonqualified stock option. Such awards expire no more than 10 years after the date they are granted. The exercise price per share of common stock covered by a stock option is determined by the Compensation Committee; provided, however, that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant. The exercise price is payable in such form as the Compensation Committee may specify from time to time.

Stock Appreciation Rights (SARs). The Compensation Committee may award SARs. Upon exercise, a SAR generally entitles a participant to receive an amount equal to the positive difference between the fair market value of one share of common stock on the date the SAR is exercised and the exercise price. Such awards expire no more than 10 years after the date they are granted. The exercise price per share of common stock covered by a SAR is determined by the Compensation Committee; provided, however, that the exercise price may not be less than 100% of the fair market value of a share of common stock on the date of grant.

SARs may be granted independently of any stock option or in conjunction with all or any part of a stock option granted under the Plan. If SARs are granted in conjunction with stock options, the SARs’ exercise price will be the exercise price of the stock option. Unless the Compensation Committee otherwise determines, a SAR or applicable portion thereof shall terminate and no longer be exercisable upon the termination or exercise of any related stock option. The Compensation Committee will determine at time of grant whether the SAR shall be settled in cash, common stock or a combination of cash and common stock.

Other Stock-Based Awards. The Compensation Committee may grant other types of awards of common stock, or awards based in whole or in part by reference to the fair market value of common stock (Other Stock-Based Awards). Such Other Stock-Based Awards include, without limitation, restricted stock units representing shares of common stock, restricted shares of common stock, performance shares or performance share units. Nonqualified options or SARs may be awarded in connection with, or as a part of, Other Stock-Based Awards. The Compensation Committee shall determine at the time of grant whether any Other Stock-Based Awards shall be settled in cash, common stock or any combination thereof.

Deferrals. The Compensation Committee may permit or in certain circumstances require the deferral of payment of any awards under the Plan.

Repricing. Except in connection with a change in JPMorgan Chase’s capital structure, the Compensation Committee does not have the authority to reduce the exercise price of an outstanding option or SAR or substitute a new option and/or SAR with a lower exercise price in return for the surrender of an outstanding option or SAR.

Transferability. Generally, awards are not transferable other than by will or the laws of descent and distribution. However, the Compensation Committee may permit participants to transfer certain awards to an immediate family member or a trust (or similar entity) for the benefit of immediate family members.

Adjustments. In the event there is a change in the capital structure of JPMorgan Chase as a result of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off or other similar corporate change, or any distribution to shareholders of common stock other than regular cash dividends, the Compensation Committee may make an equitable adjustment in the number of shares of common stock and forms of the award authorized to be granted under the Plan (including any limitation imposed on the number of shares of common stock with respect to which an award may be granted in the aggregate under the Plan or to any participant) and to make appropriate adjustments (including exercise price) to any outstanding awards.

General. The Plan is intended to constitute an unfunded plan for long-term incentive compensation. Nothing in the Plan shall give the participant any rights greater than those of a general creditor.

Right of Offset. The Plan provides that if a participant is indebted to the Firm, the Firm has the right to offset such amount against its obligation to deliver cash or shares under an award.

Amendments and Termination. The Board of Directors may amend, suspend or terminate the Plan at any time. However, except in the case of an adjustment in connection with a capital structure change (as described above), shareholder consent is required for any amendment to the Plan that would (i) increase the number of shares that may be granted as awards under the Plan, (ii) increase the maximum number of shares to be granted to any participant during the term of the Plan, (iii) eliminate or change the restrictions regarding the surrender and repricing of options and SARs.

Accounting impact

Equity incentives are generally expensed under SFAS 123 or SFAS 123R over the required service period for the award, which means the expenses related to equity incentives will reduce income in future years.

Federal income tax consequences

The following discussion summarizes the Federal income tax consequences to participants who may receive awards under the Plan and to JPMorgan Chase arising out of the granting of such awards. The discussion is based upon interpretations of the Code in effect as of January 2005 and regulations promulgated thereunder as of such date.

Nonqualified Stock Options. Upon the grant of a nonqualified stock option, a participant will not be in receipt of taxable income. Upon exercise of such stock option, a participant will be in receipt of ordinary income in an amount equal to the excess of the market value of the acquired shares over their exercise price. JPMorgan Chase will be entitled to a tax deduction, in the year of such exercise, equal to the amount of such ordinary income. Gain or loss upon a subsequent sale of any common stock would be taxed as long- or short-term capital gain or loss depending on the holding period.

Stock Appreciation Rights. Upon the grant of SARs, a participant will not be in receipt of taxable income. Upon the exercise of SARs, a participant will be in receipt of ordinary income in an amount equal to any cash payment and the market value of any shares distributed. JPMorgan Chase will be entitled to a tax deduction equal to the income reportable by the participant.

Incentive Stock Options. A participant will not be in receipt of taxable income upon the grant or exercise of an incentive stock option (ISO). Upon the exercise of an ISO, special alternative minimum tax rules apply for the participant. If the participant holds the shares acquired on the exercise of an ISO for the requisite ISO holding period set forth in the Code, he or she will recognize a long-term capital gain or loss upon their subsequent sale or exchange. In such case, JPMorgan Chase will not be entitled to a tax deduction. If a participant does not hold the shares acquired on the exercise of an ISO for the requisite holding period, he or she may be in receipt of ordinary income based upon a formula set forth in the Code. To the extent that the amount realized on such sale or exchange exceeds the market value of the shares on the date of the ISO exercise, the participant will recognize capital gains. JPMorgan Chase will be entitled to a tax deduction in the amount of the ordinary income reportable by the participant.

Other Stock-Based Awards. The income tax consequences of the Other Stock-Based Awards will depend on how such awards are structured. Generally, JPMorgan Chase will be entitled to a deduction with respect to such awards only to the extent that the participant recognizes ordinary income in connection with such awards. In particular, JPMorgan Chase will be entitled to a tax deduction with respect to awards to those individuals subject to Section 162(m) limitations if such awards are subject to the achievement of performance-based objectives specified by the Compensation Committee. It is anticipated that Other Stock-Based Awards will generally result in ordinary income to the participant in some amount.

The closing price of our common stock on March 22, 2005 on the New York Stock Exchange was $35.06.

The Board of Directors recommends that shareholders vote FOR approval of 2005 Long-Term Incentive Plan.

Equity plan available shares

The following table details the total number of shares available for issuance under JPMorgan Chase employee stock-based incentive plans (including shares available for issuance to non-management directors). The Firm is not authorized to grant stock-based incentive awards to non-employees other than to non-management directors.

December 31, 2004 (Shares in thousands)	Shares to be issued upon exercise of outstanding options (#)	Weighted-average exercise price of outstanding options	Shares remaining available for future issuance under equity compensation plans (#)
Employee stock-based incentive plans approved by shareholders	314,814	$35.76	188,580	(a)(b)
Employee stock-based incentive plans not approved by shareholders	172,448	40.12	54,000	(c)

Total	487,262	$37.30	242,580	(d)

(a)	Includes 35 million shares of restricted stock/restricted stock units available for grant in lieu of cash under our shareholder approved plan. The shareholder approved 1996 Long-Term Incentive Plan, as amended in May 2000, expires in May 2005.
(b)	In January 2005, approximately 35.5 million restricted stock units and 2.0 million stock appreciation rights (SARs) (settled only in shares) and stock options were granted under the Firm’s shareholder approved plan as part of employee annual incentive compensation. Other than these grants, the Firm does not anticipate making any significant grants to employees under the 1996 Long-Term Incentive Plan before this plan expires in May 2005.
(c)	Management has determined that there will be no grants in 2005 under either the Stock Option Plan (under which options and SARs were last awarded in 2002) and the Value Sharing Plan (6.3 million options and SARs were granted in 2004). Both of these non-shareholder approved plans will expire in May 2005. Management will not be requesting that the 54 million shares available for future issuance be carried over to the new equity plan.
(d)	The Firm will not be requesting that any of the available shares be carried over to the 2005 Long-Term Incentive Plan.

Proposals 4-7: Shareholder proposals

Proposal 4

Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, D.C. 20037, the holder of record of 1,044 shares of common stock, has advised us that she plans to introduce the following resolution:

“RESOLVED: That the stockholders of J.P. Morgan Chase recommend that the Board take the necessary steps so that future outside directors shall not serve for more than six years.

“REASONS: The President of the U.S.A. has a term limit, so do Governors of many states.

“Newer directors may bring in fresh outlooks and different approaches with benefits to all shareholders. Many Companies including TARGET do have a term limit.

“No director should be able to feel that his or her directorship is until retirement.

“A term limit is especially important at J.P. Morgan Chase because of the Bank One merger. Last year the owners of 70,741,860 shares voted FOR this resolution. This represents approximately 4.97% of shares voting.

“If you AGREE, please mark your proxy FOR this resolution.”

Board response to proposal 4:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

The Board believes that adoption of an arbitrary limit on a director’s term of office would not serve the best interests of our shareholders. As stated in the Corporate Governance Principles of the Board, the Board “does not believe it appropriate to institute fixed limits on the tenure of directors because the Firm and the Board would thereby be deprived of experience and knowledge.” The Board has taken this position for several reasons.

We are a large and complex diversified financial services company, and to perform their responsibilities effectively, directors must develop familiarity with the Firm’s management and products, as well as the business and regulatory environment in which we operate. A director’s years of service enhance his or her experience by adding to the director’s knowledge of the Firm, its business and management, and its performance in different phases of the economic cycle.

Freshness of outlook and differences in approaches are achieved by the Board’s diversity of background. The current Board is the product of a series of mergers, each of which resulted in a Board including directors from both constituent corporations. The resulting Board members have each brought different experience and perspectives to their roles. In addition, the Firm has a mandatory retirement policy for directors (generally non-management directors must retire from the Board on the eve of the annual meeting following the year in which the director will be 70), as a result of which a certain turn-over of directors is inevitable. Currently, there are seven scheduled retirements over the next four years.

Accordingly, the Board recommends a vote against this proposal.

Proposal 5

Mr. Richard A. Dee, 115 East 89th Street, New York NY 10128, the holder of 200 shares of common stock, has advised us that he intends to introduce the following resolution:

“Stockholders hereby request that the JPMorganChase Board of Directors adopt promptly a resolution requiring that the Chairman of the Board serve in that capacity only, and have no management duties, titles or responsibilities.

“When a person acts, for example, as both a corporation’s chairman and its CEO, a vital separation of power and responsibility is eliminated – and the owners of the corporation, its stockholders, are deprived not only of a crucial protection against conflicts of interest, they are deprived of a clear and direct channel of communication with the corporation.

“What stockholder-damaging conflicts of interest can be more serious than those that so often occur when overseers are allowed to oversee and supervise themselves? When a corporation’s chairman is also its CEO, such conflicts can and do happen.

“It is well to remember that at Enron, WorldCom, Tyco, and other legends of mismanagement and/or corruption, the chairmen also served CEO’s. And their dual roles helped those individuals to achieve virtually total control of the companies.

“Clearly, when a chairman runs a company, the information received by directors and others may or may not be accurate. If a CEO wants to cover up corporate improprieties, how difficult is it to convince subordinates to go along? If they disagree, with whom do they lodge complaints? The chairman?

“As banker, investment banker, and concerned and outspoken stockholder, my experience with corporate chairmen, presidents, CEO’s, and directors has been very considerable. And I do not come lately to Corporate Governance. The term was new when, in 1979, I originated and sponsored the first Corporate Governance proposal ever voted upon, - at 3M Company, calling upon it to reconstitute its board so that a majority of directors would be non-management Outside Directors.

“Few individual stockholders know enough about companies to question their activities, and institutional investors, many of whom know just as little, are too busy currying favor with managements to have the guts to question them – and by doing so risk loss of access to the widely profitable “Inside Information Superhighway”. That combination of stockholders has proven a recipe for disaster.

“Stockholders must continue to expect the unexpected unless and until they demand that company boards be composed of substantial majorities of independent and objective outside directors who are particularly well-qualified to serve their interests - and until directors select as chairmen those who are independent of managements.

“While individual stockholders are responsible only to themselves, institutional stockholders are responsible to millions of investors. All too often they have betrayed not only their moral obligations, but their duties as fiduciaries.

“Efforts to improve Corporate Governance have been embodied increasingly in stockholder proposals such as this – which have been opposed almost universally by institutional stockholders. It is time for those whose financial futures are in the hands of money managers to inform those fiduciaries that they expect them to recognize their duties and to fulfil their legal obligations. There is no other priority. Voting in favor of this proposal will help.

“Please vote FOR this proposal.”

Board response to proposal 5:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

As stated in the Corporate Governance Principles of the Board, the Firm “currently does not have a non-executive chairman but has no set policy on whether or not to have one.” The Board believes that the determination of whether to unify or separate the positions of Chairman and Chief Executive Officer should be made based on pragmatic considerations, not fixed policy.

Currently, Mr. Harrison serves as the Firm’s Chairman and Chief Executive Officer. The Board has approved a governance structure under which Mr. Harrison will continue in those positions until 2006 (or such earlier date as Mr. Harrison ceases to serve as Chief Executive Officer), when Mr. Dimon, currently President and Chief Operating Officer, will become Chief Executive Officer and Mr. Harrison will continue to serve as Chairman of JPMorgan Chase.

This proposal would be inconsistent with the above carefully formulated structure and the Board of Directors believes that the interests of our shareholders are best served by this arrangement.

The Board of Directors note that JPMorgan Chase has put in place a number of principles designed to preserve the integrity of its independent oversight of the Firm’s business:

•	The Corporate Governance Principles include a detailed definition of director independence.

•	All of our non-management directors are independent.

•	All of JPMorgan Chase’s key board committees are composed entirely of independent directors.

•	Committee members and chairmen are nominated by the Corporate Governance & Nominating Committee, which is composed entirely of independent directors.

•	The performance of the Chief Executive Officer and of the President is reviewed annually by the Compensation & Management Development Committee, which is composed entirely of independent directors.

•	Independent members of the Board meet in executive session, without management directors, at least twice a year: once to review the Chief Executive Officer’s and the President’s performance, and once to assess the Board’s own performance and corporate governance practices. These meetings are chaired by independent committee chairmen. Additional executive sessions of the Board may be convened at any time. All executive sessions are chaired by an independent committee chairperson.

•	The Board and committees are authorized to engage their own professional advisors to assist them in the discharge of their responsibilities, with the costs of such advisors borne by JPMorgan Chase.

Accordingly, the Board recommends a vote against this proposal.

Proposal 6

The Catholic Equity Fund, 1100 West Wells Street, Milwaukee, WI 53233, the holder of 10,795 shares of common stock, has advised us that they intend to introduce the following resolution, which is co-sponsored by CHRISTUS Health and Academy of Our Lady of Lourdes, each of which is the beneficial owner of at least 100 shares of common stock:

“COMPETITIVE PAY—JPMorgan Chase

“RESOLVED: The shareholders urge the Board of Directors:

•	To limit the Compensation paid to the CEO in any fiscal year to no more than 100 times the average Compensation paid to the company’s Non-Managerial Workers in the prior fiscal year, unless the shareholders have approved paying the CEO a greater amount;

•	In any proposal for shareholder approval, to provide that the CEO can receive more than the 100-times amount only if the company achieves one or more goals that would mainly reflect the CEO’s contributions rather than general market conditions; and

•	In that proposal, to assure the shareholders that the Board will seriously consider reducing the CEO’s compensation in the event of any unusual reduction in the company’s workforce resulting from outsourcing or other factors.

“This proposal does not apply to the extent that complying would necessarily breach a compensation agreement in effect at the time of the present shareholder meeting.

“Compensation” means salary, bonus, the grant-date present value of stock options, the grant-date present value of restricted stock, payments under long-term incentive plans, and “other annual” and “all other compensation” as those categories are defined for proxy statement purposes.

“Non-Managerial Workers” means U.S.-based employees working in the categories of Blue-Collar Occupations or Service Occupations or the Sales and Administrative Support components of White-Collar Occupations as used by the Bureau of Labor Statistics in its National Compensation Surveys.

“Supporting Statement:

“Our resolution is based on these premises:

1. Unless internally anchored, market-based compensation methods tend to produce excessive CEO compensation;

2. Very high CEO pay should require shareholder approval since it tends to produce sub par share performance long-term; and

3. Very highly paid CEOs should realize that they might share some pain when choosing job reductions as a means to achieve corporate goals.

“Our resolution would introduce an internal foundation for CEO compensation—the company’s CEO/average-worker pay ratio. Commentators note that on the average for U.S. companies this ratio has gone from about 42 in 1980 to several hundred today and that it tends to be much lower in foreign companies that compete successfully with U.S. companies. Consistent with these facts, the Blue Ribbon Commission of the National Association of Corporate Directors has urged compensation committees to use such a ratio as a factor in setting CEO compensation. Our resolution follows this advice.

“Our resolution would not arbitrarily limit CEO compensation. Rather, it would offer the board the opportunity to persuade the shareholders that very high CEO compensation would make the company more competitive and would be in their interest.

“At JPMorgan Chase, CEO Compensation was 53.5, 13.2, and 20.0 million dollars in 2001, 2002, and 2003. The 28.9 million dollar average is 1,133 times the $25,501 that the average U.S. worker makes according to the AFL-CIO’s Executive Paywatch. (http://www.aflcio.org/corporateamerica/paywatch/).”

Board response to proposal 6:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

This proposal would impose an arbitrary and formalistic mathematical approach for the determination of CEO compensation. CEO compensation is determined by the Compensation & Management Development Committee of the Board of Directors and ratified by the Board of Directors. The committee is composed entirely of independent directors. In performing its function, the committee analyzes a peer group of financial institutions in order to assess competitive compensation trends and pay levels. As stated in the report of the committee beginning on page 9, the committee’s fundamental principle in determining appropriate compensation levels for individual executive officers and for overall business units is to align compensation award levels with annual performance and progress towards achievement of long-term strategic and financial goals. The Compensation & Management Development Committee believes that it has the responsibility to set CEO compensation fairly, and it has described its actions in its report above. The Board believes the proposal would deprive the committee of the flexibility it needs to carry out its responsibilities.

Accordingly, the Board recommends a vote against this proposal.

Proposal 7

Mr. Ray T. Chevedden, as Trustee for the Ray T. Chevedden and Veronica G. Chevedden Family Trust, 5965 S. Citrus Ave., Los Angeles, CA 90043 the holder of record of at least $2,000 in market value of common stock, has advised us that he intends to introduce the following resolution:

“7 — Recoup Unearned Management Bonuses

“RESOLVED: Recoup Unearned Management Bonuses. The shareholders request our board to adopt a policy whereby, in the event of a significant restatement of financial results or significant extraordinary write-off, our board will review all bonuses and any other awards that were made to senior executives on the basis of having met or exceeded specific performance targets during the restatement period and will recoup for the benefit of the Company all such bonuses or awards to the extent that the specified performance targets were not achieved and focus on those employees most responsible. This would include that all applicable employment agreements adopt enabling text as such agreements are extended, renewed or are entered into.

“Recouping Unearned Bonuses Benefits Shareholders

“I believe that there is a shareholder advantage to having the ability to recoup unearned bonuses because there are flaws in our board’s oversight credentials combined with an overly-generous upper-level pay-scale at our company. For instance in 2004 it was reported that our Directors William Harrison and John Kessler were each designated “problem directors” by The Corporate Library (TCL), an independent investment research firm in Portland, Maine. Mr. Harrison was cited for his involvement with the New York Stock Exchange board during “Dick” Grasso’s tenure. Mr. Kessler was cited for chairing the committee that set executive pay at Abercrombie & Fitch Co., which was rated “F” in CEO Compensation by TCL. The Corporate Library also rated our company: “D” in Overall Board Effectiveness, “D” in CEO Compensation, “D” in Board Composition and “D” in Problem Directors.

“Furthermore, our Board with 16 directors was a red flag for a large unwieldy Board concern. Six directors were active CEOs elsewhere and CEOs can tend to overcompensate fellow-CEOs. We had no Lead Director or Independent Chairman.

“Then compare these governance flaws with 2003 CEO pay of $20 million including stock option grants plus $20 million in unexercised stock options from previous years. Source: http://-www.aflcio.org/corporateamerica/paywatch/ceou/database.cfm.

“Similar to Proposal Voted at Computer Associates

“This proposal is similar to the proposal voted at the Computer Associates (CA) August 2004 annual meeting, In October 2003 Computer Associates announced that it had inflated revenues in the fiscal year ending March 31, 2000 by reporting revenue from contracts before they had been signed.

“Bonuses for senior executives that year were based on income exceeding goals. Sanjay Kumar, then CEO, received a $3.2 million bonus and 80,000 shares based on Computer Associates’ supposedly superior performance in 2000. Mr. Kumar did not offered to return the bonuses based on discredited earnings.

“There is no excuse for such over-compensation based on discredited earnings at any company including ours. This proposal will give shareholders more options if we find ourselves in a situation with similarities to the Computer Associates scenario. If it appears that our Company reported erroneous results that must be restated, then our board should act to recoup money that was not earned or deserved.”

Board response to proposal 7:

The Board of Directors recommends that shareholders vote AGAINST this proposal for the following reasons:

With respect to this proposal to recoup bonuses previously paid, the Sarbanes-Oxley Act already requires that in the case of accounting restatements due to the issuer’s material non-compliance, as a result of misconduct, with any financial reporting requirement under the securities laws, chief executive officers and chief financial officers must reimburse the company for any bonus or other incentive-based or equity-based compensation and profits from the sale of the company’s securities during the 12-month period following initial publication of the financial statements that had to be restated. In addition, the Sarbanes-Oxley Act requires both management and the independent registered public accounting firm to annually report on the Corporation’s internal control over financial reporting. This year’s reports can be found on pages 82-83 of the Firm’s 2004 Annual Report. Consistent with these statutory provisions and general principles of good business, depending upon the facts and circumstances, a review of performance-based compensation may be appropriate when a restatement of financial results for a prior period might affect the factors determining an award. In addition, the Firm’s equity awards generally provide for forfeiture in the event an employee is terminated, including termination for cause. Notwithstanding the foregoing, the Board cannot support this specific proposal because of its mechanistic approach. The Board would be required to recoup all affected bonuses and awards to executive officers without regard to the specific factors and circumstances present in a particular case including whether an executive officer was in any way responsible for the events requiring the restatement. The Board believes that in carrying out its fiduciary duty to shareholders and, as a matter of fundamental fairness, it must retain the discretion and flexibility to exercise its judgment in a manner that takes into account all relevant findings and conclusions.

Accordingly, the Board recommends a vote against this proposal.

Shareholder proposals and nominations for the 2006 annual meeting

Proxy statement proposals

Under the rules of the Securities and Exchange Commission, proposals that shareholders seek to have included in the proxy statement for our next annual meeting of shareholders must be received by the Secretary of JPMorgan Chase not later than December 5, 2005.

Other proposals and nominations

Our By-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in JPMorgan Chase’s proxy statement for that meeting. Under our By-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of JPMorgan Chase no later than the close of business on February 16, 2006, and not earlier than January 17, 2006. The notice must contain the information required by the By-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the Securities and Exchange Commission.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice By-law provisions, subject to applicable rules of the Securities and Exchange Commission.

Copies of our By-laws are available on our Web site, www.jpmorganchase.com under Governance, or may be obtained from the Secretary.

Anthony J. Horan

Secretary

Appendix A

Corporate Governance Principles of the Board

Functions of the Board

Criteria for composition of the Board, selection of new directors

Setting the criteria for composition of the Board and the selection of new directors are Board functions. In fulfilling its responsibilities, the Corporate Governance & Nominating Committee, in consultation with the Chief Executive Officer, periodically reviews the criteria for composition of the Board and evaluates potential new candidates for Board membership. The committee then makes recommendations to the Board. The Chief Executive Officer and the Chair of the Corporate Governance & Nominating Committee shall extend the invitation to a new Board member.

In general, the Board wishes to balance the needs for professional knowledge, business expertise, varied industry knowledge, financial expertise, and CEO-level business management experience, while maintaining within these criteria an appropriate gender and minority representation.

Assessing the Board’s performance

The Corporate Governance & Nominating Committee annually reviews and reports to the Board on the performance of the Board as a whole with a view to increasing the effectiveness of the Board.

Formal evaluation of the Chief Executive Officer and the President

The Board (non-management directors only) makes an evaluation of the Chief Executive Officer and the President at least annually. This will normally be in January in connection with a review of executive officer annual compensation.

Succession planning and management development

Succession planning is considered at least annually by the non-management directors with the Chief Executive Officer. Generally, the Compensation & Management Development Committee considers management development in preparation for discussion by the full Board.

Strategic reviews

The full Board shall engage in discussions on strategic issues and ensure that there is sufficient time devoted to director interchange on these subjects.

Board and management compensation review

The Corporate Governance & Nominating Committee makes periodic recommendations to the Board regarding director compensation based on comparisons with relevant peer groups. The Board believes it is desirable that a significant portion of overall director compensation be linked to JPMorgan Chase & Co. stock, and the Board’s total compensation includes approximately one-third cash and two-thirds stock-based compensation.

Non-management directors receive no compensation from the Firm other than their Board compensation. Officer-directors receive no separate compensation for their Board service.

Compensation of officer-directors is approved by the Compensation & Management Development Committee and then submitted to the Board for its ratification. Compensation of senior management, other than officer-directors, is determined by the Compensation & Management Development Committee, which reviews its decisions with the Board.

Board composition

Size and composition of the Board

While the Board’s size in recent years has been as high as 20 members, the preference is to maintain a smaller Board for the sake of efficiency. A substantial majority of directors will be independent directors under the New York Stock Exchange’s independence standards.

Definition of independence

Independence determinations. The Board may determine a director to be independent if the Board has affirmatively determined that the director has no material relationship with the Firm, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Firm. Independence determinations will be made on an annual basis at the time the Board approves director nominees for inclusion in the proxy statement and, if a director joins the Board between annual meetings, at such time. Each director shall notify the Board of any change in circumstances that may put his or her independence as defined in these Corporate Governance Principles at issue. If so notified, the Board will reevaluate, as promptly as practicable thereafter, such director’s independence. For these purposes, a director will not be deemed independent if within the preceding three years:

(i) the director was an employee of the Firm or an immediate family member of the director was an executive officer of the Firm; (ii) the director or an immediate family member of the director received more than $100,000 per year in direct compensation from the Firm, other than (a) director and committee fees and pension or other deferred compensation for prior service (provided that such compensation is not contingent in any way on continued service) and (b) compensation received by a family member for service as a non-executive employee of the Firm; (iii) the director was affiliated with or employed by the Firm’s present or former independent registered public accounting firm, or had an immediate family member who was affiliated with or employed in a professional capacity by such independent registered public accounting firm; (iv) the director or an immediate family member of the director was an employee of a company in which an executive officer of the Firm served on the compensation committee of the board of directors; or (v) within the preceding three years, the director accepted any consulting, advisory or other compensation from the Firm, other than compensation in the director’s capacity as a member of the Board or a committee of the Board.

An “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.

Relationship to an entity. The relationship between the Firm and an entity will be considered in determining director independence where a director serves as an officer of the entity or, in the case of a for-profit entity, where the director is a general partner of or owns more than 5% of the entity. Such relationships will not be deemed relevant to the independence of a director who is a non-management director or a retired officer of the entity unless the Board determines otherwise.

For-profit entities. Where a director is an officer of a for-profit entity that is a client of the Firm, whether as borrower, trading counterparty or otherwise, the financial relationship between the Firm and the entity will not be deemed material to a director’s independence if (i) the relationship was entered into on terms substantially similar to those that would be offered to comparable counterparties in similar circumstances and (ii) termination of the relationship in the normal course of business would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations or business of the borrower or other counterparty.

A director who is an employee, or whose immediate family member is an executive officer, of another company that makes payments to or receives payments from the Firm for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues will not be deemed independent until three years after falling below such threshold.

For these purposes, payments exclude loans and repayments of principal on loans, payments arising from investments by the entity in the Firm’s securities or the Firm in the entity’s securities, and payments from trading and other similar financial relationships.

Where a director is a partner or associate of, or Of Counsel to, a law firm that provides services to the Firm, the relationship will not be deemed material if neither the director nor an immediate family member of the director provides such services to the Firm and the payments from the Firm do not exceed the greater of $1 million or 2% of the law firm’s consolidated gross revenues in each of the past three years.

Not-for-profit entities. The Firm encourages contributions by directors and employees to not-for-profit entities and matches such contributions to eligible institutions within certain limits by grants made by the Firm (directly or through The JPMorgan Chase Foundation). The Firm also supports not-for-profit entities through grants and other support unrelated to the Matching Gift Program. Where a director is an officer of a not-for-profit entity, contributions by the Firm will not be deemed material if, excluding matching funds from the Firm, they do not exceed the greater of $1 million or 2% of the not-for-profit entity’s consolidated gross revenues.

Personal banking and other financial services. The Firm provides personal banking and other financial services to individuals in the ordinary course of its business. The Sarbanes-Oxley Act prohibits loans to directors, as well as executive officers, except certain loans in the ordinary course of business and loans by an insured depository institution subject to Regulation O of the Board of Governors of the Federal Reserve System. Any loans to directors are made pursuant to the Sarbanes-Oxley Act and Regulation O. All such relationships that are in the ordinary course of business will not be deemed material for director independence determinations unless a director has an extension of credit that is on a non-accrual basis. Where a subsidiary of the Firm is an underwriter in an initial public offering, the Firm will not allocate any of such shares to directors.

Former officer-directors

As a general rule, an officer-director may not serve on the Board beyond the date he or she retires or resigns as a full-time officer.

Change of job responsibility

A director will offer his or her resignation following the loss of principal occupation other than through normal retirement.

Director tenure

The Board does not believe it appropriate to institute fixed limits on the tenure of directors because the Firm and the Board would thereby be deprived of experience and knowledge.

Retirement age

Non-management directors must retire from the Board on the eve of the annual meeting in the calendar year following the year in which the director will be age 70; provided, however, that a non-management director may stand for re-election for one additional term if proxies for the next annual meeting will be solicited within six months of such director’s 70th birthday.

Limits on board and audit committee memberships

Each person serving as a director must devote the time and attention necessary to fulfill the obligations of a director. Key obligations include appropriate attendance at Board and committee meetings and appropriate review of preparatory material. Directors are also expected to attend the annual meeting of shareholders. Directors will provide prior notice in writing to the Corporate Governance & Nominating Committee of any proposed service on the board of any additional public company or any governmental position. Unless the Board determines that the carrying out of a director’s responsibilities to the Firm will not be adversely affected by the director’s other directorships: an officer-director will not serve on the board of more than two other public companies; directors who also serve as chief executive officers will not serve on more than a total of two public company boards in addition to the company of which they are CEO and the Firm; and directors who are not chief executive officers will not serve on more than four public company boards in addition to the Firm.

If a member of the Audit Committee wishes to serve on more than a total of three audit committees, the Board must approve such additional service before the director accepts the additional position.

Stock ownership requirements

It is generally desirable for directors to own a significant number of shares or share equivalents of JPMorgan Chase & Co. stock, and for new directors to work toward that goal. Directors agree to pledge that for as long as they serve as directors of the Firm, they will retain all shares of the Firm’s common stock purchased on the open market or received pursuant to their service as a Board member. Any exceptions to a director’s pledge shall be discussed with the Corporate Governance & Nominating Committee.

Board committees

Number of committees, reporting by committees and assignment and rotation of committee membership

The Board as a whole is responsible for the oversight of management on behalf of the Firm’s shareholders. The Board is assisted in its oversight function by Board committees.

The Board has the following committees: Audit, Compensation & Management Development, Corporate Governance & Nominating, Public Responsibility, and Risk Policy, as well as a Stock Committee and a Board-level Executive Committee. The Board has allocated oversight of risk matters to the Audit Committee and to the Risk Policy Committee, with the Audit Committee responsible for discussion of guidelines and policies to govern the process by which risk assessment and management is undertaken. The number and responsibilities of committees are reviewed periodically.

Committees will generally report to the Board at the next regularly scheduled Board meeting following a committee meeting.

Membership on the committees is reviewed each year by the Corporate Governance & Nominating Committee and approved by the full Board, which also designates a chair or co-chair for each committee. Each committee member and chair serves at the pleasure of the Board. There is no strict committee rotation policy. Changes in committee assignments are made based on committee needs, director experience, interest and availability, and evolving legal and regulatory considerations.

Each of the members of the Audit Committee, the Compensation & Management Development Committee, and the Corporate Governance & Nominating Committee will be directors for whom the Board has made an independence determination. Officer-directors do not serve on any committee other than the Stock Committee and the Board-level Executive Committee. The Board-level Executive Committee is established with the expectation that it would not take material actions absent special circumstances. Officer-directors may attend committee meetings at the invitation of the committee chair.

In reviewing the composition of Board committees, the Board will also consider any listing and/or regulatory qualifications as may be applicable to specific committees.

Board operations

Non-executive chairman

The Board currently does not have a non-executive chairman but has no set policy on whether or not to have one.

Lead director

There is no lead director. Committee chairs provide leadership for matters under the jurisdiction of their respective committees. In case of need, it is the responsibility of the committee chairs to recommend whether non-executive leadership is required, and if so, in what form.

Executive sessions for non-management directors

The non-management directors will meet regularly in executive session at least twice each year. One meeting is for review of the Chief Executive Officer and the President, generally in January, and is led by the chair of the Compensation & Management Development Committee, and one meeting is for a review of the Board and its corporate governance practices, generally in July, and is led by a co-chair of the Corporate Governance & Nominating Committee. These meetings, or others that may be scheduled, will also provide the opportunity for discussion of such other topics as the non-management directors may find appropriate, with discussion to be led by the chair of the committee most relevant to the topic, including the Audit Committee, the Risk Policy Committee and the Public Responsibility Committee.

Committee and Board agendas

Committee agendas are prepared based on expressions of interest by committee members and recommendations of management. Committee chairs give substantive input to and approve final agendas prior to committee meetings. The Chairman of the Board prepares Board agendas based on discussions with all directors and issues that arise.

Board and committee materials and presentations

Information regarding items requiring Board and/or committee approval shall be distributed sufficiently in advance to permit adequate preparation.

Financial information and press and analyst reports shall be provided monthly in order to ensure the Board is kept informed of developments between meetings.

Regular attendance of non-directors at Board meetings

Non-directors, including members of management, may be present at Board meetings at the invitation of the Chairman.

Board access to management

Board members have complete access to management. A director will not discuss with management investment research involving a company with which the director is affiliated.

Board interaction with institutional investors and press

JPMorgan Chase management is the contact with outside parties. From time to time, directors may be asked by the Board or management to speak with others, as appropriate.

Confidentiality of information

In order to facilitate open discussion, the Board believes maintaining confidentiality of information and deliberations is an imperative.

Board access to outside resources

The main responsibility for providing assistance to the Board rests on the internal organization. The Board and Board committees can, if they wish to do so, seek legal or other expert advice from a source independent of management and shall be provided the resources for such purposes. Generally this would be with the knowledge of the Chief Executive Officer, but this is not a condition to retaining such advisors.

Director orientation and continuing education

At such time as a director joins the Board, the Board and the Chief Executive Officer will provide appropriate orientation for the director, including arrangement of meetings with management. The Board considers it desirable that directors participate in continuing education opportunities and considers such participation an appropriate expense to be reimbursed by the Firm.

Code of business conduct and ethics

JPMorgan Chase has a comprehensive code of business conduct and ethics that addresses compliance with law; reporting of violations of the code or of laws or regulations; employment and diversity; confidentiality of information; protection and proper use of the Firm’s assets; conflicts of interest; and personal securities and other financial transactions. Each director is expected to be familiar with and to follow the code of conduct to the extent applicable to them.

Other matters

Merger-related governance

Upon the merger with Bank One Corporation on July 1, 2004, the following corporate governance provisions became effective. William Harrison continued to serve as Chairman of the Board and Chief Executive Officer and James Dimon became President and Chief Operating Officer. On July 1, 2006 (or any such earlier date as of which Mr. Harrison ceases to serve as Chief Executive Officer) (the “Succession Date”), Mr. Dimon shall succeed Mr. Harrison as Chief Executive Officer and Mr. Harrison shall continue to serve as Chairman of the Board. The size of the Board was set at 16 members, consisting of 8 members from each predecessor, including Mr. Harrison and Mr. Dimon. All vacancies on the Board of Directors created by the cessation of service of a director shall be filled by a nominee proposed by the Corporate Governance & Nominating Committee, which shall be co-chaired by one director from each predecessor and comprised of an equal number of directors from each predecessor. The foregoing provisions were incorporated in section 2.09 of the Firm’s by-laws and will remain effective until the Succession Date, unless amended by an affirmative vote of at least 75% of the full Board of Directors.

Transactions with immediate family members

All financial services and extensions of credits provided by the Firm to a director’s spouse, minor children and any other relative of the director who shares the director’s home or who is financially dependent on the director, or any such person’s principal business affiliations (through ownership or as an executive officer), and all transactions between the Firm and any such person’s principal business affiliations for property, services or other contractual arrangements, must in each case be made in the ordinary course of business and on substantially the same terms as those prevailing for comparable transactions with nonaffiliated persons.

Confidential voting

It is the policy of the Board that proxies, ballots and voting tabulations that identify shareholders and how they have voted will be kept confidential, except as may be required in accordance with appropriate legal process or as requested by a shareholder, and that no inspector of election shall be an employee of the Firm.

Repricing of stock options

It is the policy of the Board not to reprice stock options issued by the Firm by reducing the option’s exercise price. The Board favors equitable adjustment of an option’s exercise price in connection with a reclassification of the Firm’s stock; a change in the Firm’s capitalization; a stock split; a restructuring, merger, or combination of the Firm, or other similar events in connection with which it is customary to adjust the exercise price of an option and/or the number and kind of shares subject thereto.

Poison pills

It is the policy of the Board with respect to shareholder rights plans of the Firm, commonly known as poison pills, not to adopt a poison pill for the Firm without submitting it to a shareholder vote, but we reserve the right to do so if in our fiduciary responsibility we deem it appropriate to do so. If in exercising our fiduciary obligations we adopt a poison pill without going to shareholders on a prior basis, we will submit the poison pill to a non-binding shareholder vote at the earliest next special or annual meeting of shareholders. It is also our policy that if we adopt any material amendment to the foregoing policy, we will submit any such amended policy to a non-binding shareholder vote at the earliest next special or annual meeting of shareholders.

Communications with Board

To contact any Board members or committee chairs, please mail your correspondence to:

JPMorgan Chase & Co.

Attention (Board member)

Office of the Secretary

270 Park Avenue, 35th floor

New York, New York 10017

If you have a particular concern regarding accounting, internal accounting controls, or auditing matters that you wish to bring to the attention of the Audit Committee of the Board of Directors, please contact us:

By mail:

JPMorgan Chase & Co.

Attn: Chair, Audit Committee

c/o Fraud Prevention and Investigation Department

2 Chase Manhattan Plaza, 15th Floor

New York, New York 10081

By phone:

From within the U.S., Canada and Latin America: 1-800-727-7375

From EMEA +44-0207-325-9082 or 9261 or 1110

From Asia Pacific: +852 2800 1656 or 8780

By e-mail:

fraud.prevention.and investigation@jpmorganchase.com

You may report your concerns anonymously, if you wish. For complaints that are not anonymous, we will respect the confidentiality of those who raise concerns, subject to our obligation to investigate the concern and any obligation to notify third parties, such as regulators and other authorities.

Appendix B

Charter of the Audit Committee

Mission

The purpose of the Audit Committee is to assist Board oversight of:

•	the independent registered public accounting firm’s qualifications and independence

•	the performance of the Corporation’s internal audit function and independent registered public accounting firm

•	management’s responsibilities to assure that there is in place an effective system of controls reasonably designed to:

•	safeguard the assets and income of the Corporation

•	assure the integrity of the Corporation’s financial statements

•	maintain compliance with the Corporation’s ethical standards, policies, plans and procedures, and with laws and regulations

Membership

The Audit Committee shall be composed solely of non-management directors, not fewer than three in number. Each member of the Audit Committee shall meet the independence and expertise requirements of the New York Stock Exchange corporate governance listing standards, the Sarbanes-Oxley Act of 2002 and rules promulgated thereunder, the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), and other applicable laws and regulations.

Duties and responsibilities

The Audit Committee shall have the following duties and responsibilities:

A. Meetings and certain responsibilities

1. The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet, at least quarterly, with the General Auditor, the independent registered public accounting firm, and executive management in separate private sessions to discuss any matters that the Audit Committee or these persons believe should be discussed. The Audit Committee may also meet periodically in separate executive sessions. The Audit Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent registered public accounting firm to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

2. The Audit Committee has authority to retain outside legal counsel, or accounting or other advisors, when deemed necessary, without the prior permission from the Corporation’s Board of Directors or management, and shall be provided the necessary resources for such purposes.

3. The Audit Committee shall review, at least annually, the committee’s charter and recommend any proposed changes to the Board for approval. The Audit Committee shall conduct, and report to the Board the results of, an annual performance evaluation of the Audit Committee, which evaluation shall compare the performance of the Audit Committee with the requirements of this charter. The Audit Committee shall report regularly to the Board, including review of any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm, or the performance of the General Auditor.

4. The Audit Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Corporation employees of concerns regarding questionable accounting or auditing matters.

5. The Audit Committee shall prepare the Audit Committee report required by the rules of the Securities and Exchange Commission to be included in the Corporation’s annual proxy statement.

B. Oversight of the Corporation’s relationship to external and internal auditors

1. The independent registered public accounting firm for the Corporation is accountable to the Board of Directors and Audit Committee of the Corporation, as representatives of the shareholders, and shall report directly to the Audit Committee. The Audit Committee shall have the authority and direct responsibility to appoint, retain, compensate, evaluate and, where appropriate, replace the independent registered public accounting firm (subject to shareholder ratification if required or sought by the Board of Directors), and shall advise the Board of Directors on these matters.

2. The independent registered public accounting firm shall submit, at least annually, a report to the Audit Committee regarding (a) the auditor’s internal quality-control procedures and (b) any material issues raised by the most recent internal quality-control or peer review or by any inquiry or investigations by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the audit firm, and any steps taken to deal with such issues. The independent registered public accounting firm shall also submit such a report to the Audit Committee promptly after any review, inquiry or investigation referred to in the preceding sentence.

3. The independent registered public accounting firm shall also submit on a periodic basis, but at least annually, to the Audit Committee a formal written statement delineating all relationships between the audit firm and the Corporation, including each non-audit service provided to the Corporation and at least the matters set forth in Independence Standards Board No. 1. The Audit Committee shall discuss with the independent registered public accounting firm whether any disclosed relationships or services, or any other factors, may impact the objectivity and independence of the independent registered public accounting firm, and shall recommend to the Board that it take appropriate action to satisfy itself of the independence of the independent registered public accounting firm.

4. The Audit Committee shall have authority to approve all fees and terms of engagement of the independent registered public accounting firm and shall pre-approve, or adopt appropriate procedures to pre-approve, all audit and non-audit services to be provided by the independent registered public accounting firm.

5. The Audit Committee shall set clear hiring policies for employees or former employees of the independent registered public accounting firm and for audit partner rotation in compliance with applicable laws and regulations. The Audit Committee shall consider whether, in order to assure continuing auditor independence, there should be a regular rotation of the independent registered public accounting firm.

6. The Audit Committee shall review and concur in the appointment, replacement, reassignment, or dismissal of the General Auditor. The Audit Committee shall review and approve the General Auditor’s proposed annual audit plan and financial budget and staffing. The Audit Committee shall receive periodic communications from the General Auditor on the completion status of the annual audit plan, as well as a summary of significant changes made to such plan.

7. The Audit Committee shall discuss with management and the independent registered public accounting firm, and resolve, any disagreements regarding financial reporting. The Audit Committee shall review with the independent registered public accounting firm any audit problems or difficulties and management’s response thereto.

C. Compliance and regulatory oversight responsibilities

The Audit Committee shall:

1. Receive from the General Auditor, periodically, and from management, as appropriate, communications and presentations on significant operating and control issues in internal audit reports, management letters, and regulatory authorities’ examination reports, and on the initiation and status of significant special investigations; and initiate such other inquiries into the affairs of the Corporation as it deems necessary or appropriate.

2. Receive periodic presentations from management and the independent registered public accounting firm on the identification and resolution status of material weaknesses and reportable conditions in the internal control environment, including any significant deficiencies in the design or operation of internal controls that could adversely affect the Corporation’s ability to record, process, summarize and report financial data, and on any fraud, whether or not material, that involves management or other employees who have a significant role in the Corporation’s internal controls.

3. Receive periodic presentations from the General Auditor on the review, and related results, of each corporate Executive Committee member’s expense account and perquisites, including their use of corporate assets.

4. Review with management the Corporation’s program for compliance with laws and regulations and review the record of such compliance; and review significant legal cases outstanding against the Corporation or its subsidiaries and other regulatory or legal matters that may have a material impact on the Corporation’s financial statements.

5. Review the program established by management that monitors compliance with the Code of Conduct and review the record of such compliance.

6. Review regulatory authorities’ significant examination reports pertaining to the Corporation, its subsidiaries and associated companies.

7. Receive communications and presentations from management summarizing the suspicious activity reports filed by subsidiaries with the appropriate regulatory and law enforcement agencies.

8. Review management reports issued by the Corporation in accordance with FDICIA and the corresponding independent registered public accounting firm’s attestation and agreed-upon procedures reports.

D. Financial statement and disclosure matters

The Audit Committee shall:

1. Review and discuss, at least annually, with management, the independent registered public accounting firm and the General Auditor the scope of the audit.

2. Review and discuss, at least quarterly, with management, the independent registered public accounting firm and the General Auditor the annual audited financial statements, quarterly financial statements and significant current reports, including specific disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

3. Review and discuss with management, the independent registered public accounting firm and the General Auditor, and receive a timely report from the independent registered public accounting firm with respect to, any significant accounting, income tax, financial, reporting policies, issues or judgments made in connection with the preparation, or audit, of the Corporation’s financial statements and other financial or informational reports, including any major issues regarding or significant changes in the Corporation’s selection or application of accounting principles, the development, selection and disclosure of critical accounting estimates or judgments (including reserves), an analysis of the effect of any alternative assumptions, estimates or GAAP methods on the financial statements, and the effect of regulatory examinations or any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements, and obtain from the independent registered public accounting firm a timely report relating to any material communications between the independent registered public accounting firm and management, such as any “management” letter or schedule of unadjusted differences.

4. Review internal accounting control reports (management letters) submitted by the independent registered public accounting firm which relate to the Corporation. Review summaries of significant issues in management letters addressed to subsidiaries of the Corporation.

5. Discuss with management the Corporation’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

6. Taking into consideration the Board’s allocation of responsibility for review of credit risk, market risk and fiduciary risk to the Board’s Risk Policy Committee, discuss with management guidelines and policies for assessing and managing the Corporation’s exposure to risks, including reputation risk, the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

7. Discuss with the independent registered public accounting firm the matters required to be described by SAS 61, including without limitation, any difficulties encountered in the course of the work, any restriction on the scope of the independent registered public accounting firm’s activities or on access to requested information and any significant disagreements with management.

Appendix C

JPMorgan Chase & Co.

2005 Long-Term Incentive Plan

Effective as of May 17, 2005

1.	Purpose. The purpose of the JPMorgan Chase & Co. 2005 Long-Term Incentive Plan (the “Plan”) is to provide stock-based incentives for designated employees of the Company to acquire a proprietary interest in the growth and performance of the Company and to have an increased incentive in contributing to the Company’s future success and prosperity. It is also designed to enhance the Company’s ability to attract, retain and reward employees of exceptional talent and allows the Company to respond to a changing business environment in a flexible manner. The Plan provides a mechanism to grant shares of Common Stock to Directors with respect to their fee retainer.

2.	Definitions. For purposes of the Plan, the following terms shall have the meanings set forth in this Section 2:

(a) “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(b) “Award” shall mean any type of stock-based award granted pursuant to the Plan.

(c) “Award Agreement” means the document by which each Award is evidenced, as described in Section 13.

(d) “Board” shall mean the Board of Directors of JPMC; provided that any action taken by a duly authorized committee of the Board within the scope of authority delegated to such committee by the Board shall be considered an action of the Board for purposes of this Plan.

(e) “JPMC” shall mean JPMorgan Chase & Co., and, except as otherwise specified in this Plan in a particular context, any successor thereto, whether by merger, consolidation, purchase of all or substantially all its assets or otherwise.

(f) “Code” shall mean the Internal Revenue Code of 1986, as from time to time amended.

(g) “Committee” shall mean the Compensation & Management Development Committee of the Board (or any successor committee) or any subcommittee thereof composed of not fewer than two directors, each of whom is a “non-employee director” as defined in Rule 16b-3 promulgated by the Securities and Exchange Commission under the Act, or any successor definition adopted by the Commission and is an “outside director” for purposes of Section 162(m) of the Code.

(h) “Common Stock” shall mean the common stock of JPMC, par value $1 per share.

(i) “Company” shall mean JPMC and its Subsidiaries.

(j) “Director” shall mean a member of the Board of Directors of JPMC excluding any member who is an officer or Employee of the Company.

(k) “Employee” shall mean any employee of the Company.

(l) “Fair Market Value” shall mean (unless the Committee specifies a different valuation method) per share of Common Stock, the average of high and low sale prices of the Common Stock as reported on the New York Stock Exchange (“NYSE”) composite tape on the applicable date, or, if there are no such sale prices of Common Stock reported on the NYSE composite tape on such date, then the average price of the Common Stock on the last previous day on which high and low sale prices are reported on the NYSE composite tape.

(m) “Other Stock-Based Award” shall mean any of those Awards described in Section 9 hereof.

(n) “Participant” shall mean an Employee or Director who has been granted an Award under the Plan.

(o) “Subsidiary” shall mean any corporation that at the time qualifies as a subsidiary of JPMC under the definition of “subsidiary corporation” in Section 424(f) of the Code, as amended from time to time. Notwithstanding the foregoing, the Committee, in its sole and absolute discretion, may determine that any entity in which JPMC has a significant equity or other interest is a “Subsidiary.”

3.	Shares subject to the Plan.

(a) The stock subject to provisions of the Plan shall be shares of authorized but unissued Common Stock and authorized and issued shares of Common Stock held as treasury shares. Subject to adjustment as provided in Sections 3(b) and 17, the number of shares of Common Stock with respect to which Awards may be granted under the Plan during its term shall be 300 million shares of Common Stock; provided that not more than 30 million shares may be issued as Awards of incentive stock options as defined by Section 422 of the Code.

(b) In addition to the number of shares of Common Stock provided for in Section 3(a), there shall be available for Awards under the Plan:

(i) shares representing Awards that are canceled, surrendered, forfeited, terminated or expire unexercised,

(ii) shares withheld or tendered to exercise an option or to satisfy withholding tax obligations of any Award,

(iii) shares granted through assumption of, or in substitution for, outstanding awards previously granted by an employing company to individuals who become Employees as the result of a merger, consolidation, acquisition or other corporate transaction involving the employing company and the Company or shares granted to such Employees pursuant to contractual obligations with respect to such merger, consolidation, acquisition or other corporate transaction, and

(iv) Awards which by their terms may be settled only in cash.

(c) For purposes of calculating the number of shares of Common Stock available for issuance under the Plan, only the maximum number of shares that could be issued under Awards granted in tandem shall reduce the number specified in Section 3(a), provided that the Award Agreement provides that the exercise of one right under an Award reduces the number of shares of Common Stock available under the other Award.

4.	Eligibility. Any Employee selected by the Committee is eligible to be a Participant in the Plan. In addition, as provided in Section 12, at the discretion of the Committee, a Director shall be eligible to receive an Other Stock-Based Award in the form of shares of Common Stock (including restricted stock) or restricted stock units with respect to his or her annual stock retainer fee or other compensation for service as a Director.

5.	Limitations. The Committee may not grant Awards under the Plan to any Participant in excess of 7.5 million shares during the term of the Plan.

6.	Administration. Unless otherwise determined by the Board, the Plan shall be administered by the Committee. As to the selection of, and Awards to, Participants who are not subject to Section 16 of the Act, the Committee may delegate any or all of its responsibilities to officers or employees of the Company.

Subject to the provisions of the Plan, the Committee shall have complete control over the administration of the Plan and shall have the authority in its sole discretion to (a) construe, interpret and implement the Plan and all Award Agreements, (b) establish, amend, and rescind any rules and regulations relating to the Plan, (c) grant Awards, (d) determine who shall receive Awards, when such Awards shall be made and the terms and provisions of Award Agreements, (e) establish plans supplemental to this Plan covering Employees residing outside of the United States, (f) provide for mandatory or voluntary deferrals of Awards and (g) make all other determinations in its discretion that it may deem necessary or advisable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent it shall deem desirable to carry the Plan or any such Award Agreement into effect.

Notwithstanding anything herein to the contrary, the Committee’s determinations under the Plan and the Award Agreements are not required to be uniform. By way of clarification, the Committee shall be entitled to make non-uniform and selective determinations under Awards Agreements and Plan.

The determinations of the Committee in the administration of the Plan, as described herein, shall be final and conclusive.

7.	Stock options.

(a) Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock options will be made, the number of options to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b) In the case of incentive stock options, the terms and conditions of such grants shall be subject to and comply with such requirements as may be prescribed by Section 422 of the Code, and any implementing regulations.

(c) The Committee shall establish the option exercise price at the time each stock option is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock options may not be decreased after it has been granted (other than as provided for in Section 18); provided, further, that an Award of stock options may not be surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock options may not be exercisable later than 10 years after their date of grant.

(d) The option exercise price of each share of Common Stock as to which a stock option is exercised shall be paid in full at the time of such exercise. The method and form of such payment shall be determined by the Committee from time to time.

8.	Stock appreciation rights.

(a) Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when Awards of stock appreciation rights will be made, the number to be awarded and all other terms and conditions of such Awards. Such terms and conditions may include one or more of the performance criteria or standards described in Section 10.

(b) The Committee shall establish the stock appreciation right exercise price at the time each stock appreciation right is granted, which exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant; provided that the per share exercise price of any Award of stock appreciation rights may not be decreased after it has been granted (other than as provided for in Section 18); provided, further, that an Award of stock appreciation rights may not be surrendered as consideration in exchange for the grant of a new Award under this Plan if such Award were to have a lower per share exercise price. Stock appreciation rights may be granted independent of any Award of stock options or in conjunction with all or any part of any Award of stock options, either at the same time as the Award of stock options is granted or at any later time during the term of such options; provided that the exercise price of a stock appreciation right granted in tandem with a stock option shall not be less than 100% of the Fair Market Value at the date of the grant of such option.

(c) Upon exercise, a stock appreciation right shall entitle the Participant to receive from the Company an amount equal to the positive difference between the Fair Market Value of a share of Common Stock on the exercise date of the stock appreciation right and the per share exercise price, multiplied by the number of shares of Common Stock with respect to which the stock appreciation right is exercised. The Committee shall determine at the date of grant whether the stock appreciation right shall be settled in cash, Common Stock or a combination of cash and Common Stock.

A stock appreciation right or applicable portion thereof allocated to a stock option shall terminate and no longer be exercisable upon the termination or exercise of any related stock option. Stock appreciation rights may not be exercisable later than 10 years after their date of grant.

9.	Other Stock-Based Awards. Subject to the provisions of the Plan, the Committee shall have the sole and absolute discretion to determine to whom and when “Other Stock-Based Awards” will be made, the number of shares of Common Stock to be awarded under (or otherwise related to) such Other Stock-Based Awards and all other terms and conditions of such Awards. Other Stock-Based Awards are Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of Common Stock. Other Stock-Based Awards shall be in such form as the Committee shall determine, including without limitation, (i) shares of Common Stock, (ii) shares of Common Stock subject to restrictions on transfer until the completion of a specified period of service, the occurrence of an event or the attainment of performance objectives, each as specified by the Committee, (iii) shares of Common Stock issuable upon the completion of a specified period of service, (iv) restricted stock units distributed in the form of shares of Common Stock after the restrictions lapse and (v) conditioning the right to an Award upon the occurrence of an event or the attainment of one or more performance objectives, as more fully described in Section 10. The Committee shall determine at date of grant whether Other Stock-Based Awards shall be settled in cash, Common Stock or a combination of cash and Common Stock.

10.	Performance-Based Awards. The Committee may from time to time, establish performance criteria or standards with respect to an Award, so that the value of such Awards is deductible by the Company under Section 162(m) of the Code (or any successor section thereto) (“Performance-Based Awards”). Notwithstanding the foregoing, the Committee in its discretion may provide for Performance-Based Awards to individuals not subject to Section 162(m) of the Code or provide for Performance-Based Awards that do not satisfy Section 162(m) of the Code. A Participant’s Performance-Based Award may be determined based on the attainment of written performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25 percent of the relevant performance period. The performance goals may be based upon one or more of the following criteria: (i) income before or after taxes (including income before interest, taxes, depreciation and amortization); (ii) earnings per share; (iii) return on common equity; (iv) expense management; (v) return on investment; (vi) stock price; (vii) revenue growth; (viii) efficiency ratio; (ix) credit quality; (x) ratio of non-performing assets to performing assets; (xi) shareholder value added; (xii) return on assets; and (xiii) profitability or performance of identifiable business units. Additionally, the foregoing criteria may relate to JPMC, one or more of its Subsidiaries or one or more of its divisions or units. In addition, to the degree consistent with Section 162(m) of the Code (or any successor section thereto), the performance goals may be calculated without regard to extraordinary items.

The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, to so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until the Committee makes such certification. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. The amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant at such time as determined by the Committee in its sole discretion after the end of such performance period.

11.	Dividends, equivalents and voting rights. Awards of Other Stock-Based Awards in the form of restricted stock and restricted stock units may provide the Participant with dividends or dividend equivalents; and Awards of Other Stock-Based Awards in the form of restricted stock may provide for voting rights prior to vesting.

12.	Director awards. The Board or Committee may provide that each Director shall receive his/her annual stock retainer fee or other compensation for service as a Director in the form of an Award of shares of Common Stock or Other Stock-Based Award. Each Award shall have such terms and conditions as the Board or Committee may specify. Any Award of restricted stock units shall provide for dividend equivalents that shall be payable as additional restricted stock units. Following termination of service as a Director, restricted stock units may be settled in cash or shares of Common Stock, as the Board or Committee may specify.

13.	Award agreements. Each Award under the Plan shall be evidenced by a document setting forth the terms and conditions, not inconsistent with the provisions of the Plan, as determined by the Committee, which shall apply to such Award. Such document may be delivered by mail or electronic means, including the internet. The Committee may amend any Award Agreement to conform to the requirements of law.

14.	Accounting impact. Effective January 1, 2003, JPMC adopted SFAS 123 using the prospective transition method. SFAS 123 requires all stock-based compensation awards, including stock options and stock-settled appreciation rights (“SARs”), to be accounted for at fair value. The Firm currently uses the Black-Scholes valuation model to estimate the fair value of stock options and SARs. Compensation expense for restricted stock and restricted stock units (“RSUs”) is measured based on the number of shares granted and the stock price at the grant date. Compensation expense is recognized in earnings over the required service period.

On December 16, 2004, the FASB issued SFAS 123R, which revises SFAS 123 and supersedes APB 25. Accounting and reporting under SFAS 123R is generally similar to the SFAS 123 approach except that SFAS 123R requires all share-based payments to employees, including grants of stock options and SARs, to be recognized in the income statement based on their fair values. SFAS 123R must be adopted no later than July 1, 2005.

15.	Withholding and right of offset.

(a) The Company shall have the right to deduct from all amounts paid to any Participant in cash (whether under this Plan or otherwise) any taxes required by law to be withheld therefrom. In the case of payments of Awards in the form of Common Stock, at the Committee’s discretion, the Participant may be required to pay, in such form as the Committee may specify, to the Company the amount of any taxes required to be withheld with respect to such Common Stock prior to its receipt, or, in lieu thereof, the Company shall have the right to retain the number of shares of Common Stock the Fair Market Value of which equals the amount required to be withheld.

(b) The Company shall have the right to offset against its obligation to deliver shares of Common Stock or cash under the Plan or any Award Agreement any amounts (including, without limitation, travel and entertainment expenses or advances, loans, credit card obligations, repayment obligations under any Awards, or amounts repayable pursuant to tax equalization, housing, automobile or other employee programs), the Participant then owes to the Company. Additionally, in situations where such amounts are owed to the Company or the amount owed has not been determined in full, the Company may preclude a Participant from exercising an Award of stock options or stock appreciation rights until such amount is paid or established in full.

16.	Nontransferability. No Award shall be assignable or transferable, and no right or interest of any Participant in any Award shall be subject to any lien, obligation or liability of the Participant, except by will, the laws of descent and distribution, or as otherwise set forth in the Award agreement; provided that with respect to Awards (other than an Award of an incentive stock option), the Committee may, in its sole discretion, permit certain Participants or classes of Participants to transfer Awards of nonqualified stock options and stock appreciation rights or Other Stock-Based Awards to such individuals or entities as the Committee may specify.

17.	No right to employment or continued participation in plan. No person shall have any claim or right to the grant of an Award prior to the date that an Award agreement is delivered to such person and the satisfaction of the appropriate formalities specified in the Award agreement, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or to be eligible for any subsequent Awards. Further, the Company expressly reserves the right to dismiss at any time a Participant free from any liability or any claim under the Plan, except as provided herein or in any agreement entered into hereunder.

18.	Adjustment of and changes in common stock. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, issuance of a new class of common stock, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to shareholders of Common Stock other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the Plan, including, but not limited to, adjustments with respect to the limitations imposed by Sections 3 and 5 and to make appropriate adjustments (including the number of shares and the exercise price) to outstanding Awards (without regard to the re-pricing restrictions set forth in Sections 7 and 8).

19.	Amendment. The Board may amend, suspend or terminate the Plan or any portion hereof at any time without shareholder approval, except to the extent otherwise required by the Act or New York Stock Exchange listing requirements. Notwithstanding the foregoing, except in the case of an adjustment under Section 18, any amendment by the Board shall be conditioned on shareholder approval if it increases (i) the number of shares of Common Stock authorized for grant under Section 3, (ii) the number of shares authorized for grant to individual participants under any form of an Award as set forth in Section 5, or (iii) if such amendment eliminates restrictions applicable to the reduction of the exercise price of an option or stock appreciation right or the surrender of such Award in consideration for a new Award with a lower exercise price as set forth in Sections 7 and 8.

20.	Unfunded status of plan. The Plan is intended to constitute an “unfunded” plan for long-term incentive compensation. Nothing herein shall be construed to give any Participant any rights with respect to unpaid Awards that are greater than those of a general unsecured creditor of JPMC.

21.	Successors and assigns. The Plan and Awards made thereunder shall be binding on all successors and assigns of the Company and each Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

22.	Governing law. The validity, construction and effect of the Plan, any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of New York without reference to principles of conflict of laws.

23.	Effective date. The effective date of this Plan is May 17, 2005. No Awards shall be granted under the Plan after May 16, 2010 or the date the Plan is earlier terminated by the Board; provided, however, that the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates.

Appendix D

2005 Long-Term Incentive Plan – Plan features and equity grant history 2002-2005

The following description of Plan features is qualified in its entirety by reference to the Plan, a copy of which is attached to this proxy statement as Appendix C.

Plan features

Proposal: The Plan provides that 300 million shares of Common Stock are available for issuance as awards during its term, subject to exclusions specified below that do not count against the share limit. No unissued shares will be carried over from the Prior Plan.

Participation: All employees (including executive officers) and non-management members of the Board of Directors will be eligible to participate. Approximately 12,600 employees received awards under the Prior Plan in January 2005.

Expiration: May 16, 2010.

Administration: Compensation & Management Development Committee.

Award type (exercise price): (a) nonqualified stock options, stock appreciation rights (SARs) and incentive stock options and (b) Other Stock-Based Awards, which may include without limitation restricted stock units, restricted shares, performance share units and performance shares. The exercise price for all option and SAR awards may not be less than 100% of the fair market value of our common stock on the date of grant.

Payment: Cash, check or previously owned shares. The Plan does not provide for company loans to participants.

Terms and vesting: For options and SARs, such awards expire no more than 10 years after the date granted. The Plan does not specify a minimum vesting period for awards. Awards granted under the Prior Plan in January 2005 for 2004 performance will vest 50% after two years and 50% after three years.

Change in control: The Plan does not include change in control provisions.

Repricing: The Plan expressly prohibits repricing.

Other Plan notes:

The following shares would not count against the 300 million share Plan limit: shares canceled, surrendered, forfeited or terminated, or that expire unexercised; shares withheld or tendered to exercise an option or for taxes; shares granted as restorative options pursuant to options awarded by Bank One prior to 2003; shares granted through assumption of, or in substitution for, awards previously granted by an acquired company; and awards which by their terms may be settled only in cash.

The Plan replaces the Prior Plan, as well as the two non-shareholder approved plans, with a single, shareholder approved plan pursuant to which future equity awards will be made to employees of JPMorgan Chase and its subsidiaries.

No eligible participant may receive awards on more than 7.5 million shares during the 5 year term of the Plan.

The following summarizes the grant history of equity awards made by JPMorgan Chase and prior to the Merger by Bank One from 2002 through January 2005. Although grants may be made throughout the year, the majority of grants are awarded in January.

JPMorgan Chase

(Shares in millions)	2002	2003	2004
Option/SAR grants (1)	85.8	39.6	23.0
Restricted stock/unit grants	24.6	44.6	32.5
Average fully diluted shares	2,009	2,055	2,851
Option/SAR grants as percent of average fully diluted shares	4.3%	1.9%	0.8%
Restricted stock/unit grants as percent of average fully diluted shares	1.2%	2.2%	1.1%
Total grants as percent of average fully diluted shares	5.5%	4.1%	1.9%

Bank One (pre-merger conversion)

(Shares in millions)	2002	2003	2004
Option grants	20.1	19.2	1.6
Restricted stock/unit grants	3.5	4.0	4.6
Average fully diluted shares	1,172	1,135	1,131 (2)
Option grants as percent of average fully diluted shares	1.7%	1.7%	0.1%
Restricted stock/unit grants as percent of average fully diluted shares	0.3%	0.4%	0.4%
Total grants as percent of average fully diluted shares	2.0%	2.0%	0.5%

Pro forma JPMorgan Chase and Bank One (3)

	Pro forma
(Shares in millions)	2002	2003	2004	2005(4)
Option/SAR grants (1)	112.3	64.9	25.1	2.0
Restricted stock/unit grants	29.2	49.9	38.6	35.5
Average fully diluted shares	3,556	3,553	3,593 (5)	3,556 (6)
Option/SAR grants as percent of average fully diluted shares	3.2%	1.8%	0.7%	0.1%
Restricted stock/unit grants as percent of average fully diluted shares	0.8%	1.4%	1.1%	1.0%
Total grants as percent of average fully diluted shares	4.0%	3.2%	1.8%	1.1%

1	Includes broad-based employee stock option grants.
2	Bank One average fully diluted shares for January through June 2004.
3	Bank One grants and shares outstanding converted using the 1.32 Merger exchange ratio.
4	Represents awards made in January 2005 relating to 2004 performance.
5	Pro forma shares calculated by taking the average of the quarterly average fully diluted shares for 2004.
6	JPMorgan Chase common stock outstanding as of December 31, 2004.

©2005 JPMorgan Chase & Co. All rights reserved.

Printed in U.S.A. on recycled paper with soy ink.

JPMORGAN CHASE & CO. 270 PARK AVENUE

NEW YORK, NY 10017

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JPMORGAN CHASE & CO.

The Board of Directors recommends a vote FOR proposal 1.

1. Election of Directors 01) Hans W. Becherer 02) John H. Biggs 03) Lawrence A. Bossidy 04) Stephen B. Burke 05) James S. Crown 06) James Dimon 07) Ellen V. Futter 08) William H. Gray, III

09) William B. Harrison, Jr. 10) Laban P. Jackson, Jr. 11) John W. Kessler 12) Robert I. Lipp 13) Richard A. Manoogian 14) David C. Novak 15) Lee R. Raymond 16) William C. Weldon

For Withhold For All To withhold authority to vote for any All All Except individual nominee, mark “For All Except” and write either the nominee’s name or number on the line below.

The Board of Directors recommends votes

FOR proposals 2 and 3. For Against Abstain

2. Appointment of independent registered public accounting firm

3. Approval of 2005 Long-Term Incentive Plan

The Board of Directors recommends votes AGAINST shareholder proposals 4 For Against Abstain through 7.

4. Director term limits

5. Separation of Chairman and CEO

6. Competitive pay

7. Recoup management bonuses

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Date

ADMISSION TICKET

JPMorgan Chase & Co.

2005 Annual Meeting of Shareholders

Tuesday, May 17, 2005 10:00 AM Central Time Auditorium 1 Bank One Plaza 10 South Dearborn Chicago, Illinois

PLEASE DETACH AND PRESENT THE ABOVE TICKET AND PHOTO ID FOR ADMISSION TO THE ANNUAL MEETING

JPMORGAN CHASE & CO.

This proxy is solicited from you by the Board of Directors for use at the Annual Meeting of Shareholders of JPMorgan Chase & Co. on May 17, 2005.

You, the undersigned shareholder, appoint each of Michael J. Cavanagh and Joan Guggenheimer, your attorney-in-fact and proxy, with full power of substitution, to vote on your behalf shares of JPMorgan Chase common stock that you would be entitled to vote at the 2005 Annual Meeting, and any adjournment of the meeting, with all powers that you would have if you were personally present at the meeting. The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Participants in 401(k) Savings Plan: If you have an interest in JPMorgan Chase common stock through the 401(k) Savings Plan, your vote will provide voting instructions to the trustee of the plan to vote the proportionate interest as of the record date. If no instructions are given, the trustee will vote unvoted shares in the same proportion as voted shares.

Voting Methods: If you wish to vote by mail, please sign your name exactly as it appears on this proxy and mark, date and return it in the enclosed envelope. If you wish to vote by Internet or telephone, please follow the instructions on the reverse side.